      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 1995

                                                   REGISTRATION NO. 33-

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                          TOP AIR MANUFACTURING, INC.

             (Exact name of registrant as specified in its charter)

             IOWA                          3563                  42-1155462
       (State or other               (Primary Standard        (I.R.S. employer
jurisdiction of incorporation    Industrial Classification     identification
       or organization)                 Code Number)              number)

                               ------------------

                    406 HIGHWAY 20, PARKERSBURG, IOWA 50665
                                 (319) 346-1788
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           STEVEN R. LIND, PRESIDENT
                                 406 Highway 20
                            Parkersburg, Iowa 50665
                                 (319) 346-1788
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ------------------
                        Copies of all correspondence to:
ROBERT H. WEXLER, ESQ.                   JOHN C. LARSEN, ESQ.
GALLOP, JOHNSON & NEUMAN, L.C.           REDFERN, MASON, DIETER, LARSEN & MOORE
1600 INTERCO CORPORATE TOWER             315 CLAY STREET
101 SOUTH HANLEY RD.                     CEDAR FALLS, IOWA  50613
ST. LOUIS, MISSOURI 63105

                               ------------------
      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE AND ALL OTHER CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS DESCRIBED IN THAT CERTAIN ASSET PURCHASE AGREEMENT DATED AS OF APRIL 11, 1995 BETWEEN THE REGISTRANT AND CLAY EQUIPMENT CORPORATION AND CLAY HOLDING, INC. HAVE BEEN SATISFIED OR WAIVED.
                               ------------------

      IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX. [ ]
                               ------------------

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                    Proposed
                                                                    maximum            Proposed maximum
  Title of each class of                     Amount to be        offering price           aggregate               Amount of
securities to be registered                   registered            per share         offering price<F1>       registration fee
- ------------------------------------------------------------------------------------------------------------------------------------
Common Stock, without par
value . . . . . . . . . . . . . . . . . .   850,000 shares           $0.906                $770,100                  $265
====================================================================================================================================

<F1>  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the bid and asked price of Top Air Common Stock, as published on the NASDAQ Bulletin Board on May 5, 1995.

                               ------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

                   PROSPECTUS/INFORMATION STATEMENT

                 ------------------------------------

                              PROSPECTUS
                      TOP AIR MANUFACTURING, INC.
                            850,000 SHARES
                             COMMON STOCK

                 ------------------------------------

                         INFORMATION STATEMENT

                          CLAY HOLDING, INC.
                 ------------------------------------


          WE ARE NOT ASKING OUR SOLE SHAREHOLDER FOR A PROXY
                     AND YOU ARE REQUESTED NOT TO
                            SEND US A PROXY

      This Prospectus of Top Air Manufacturing, Inc., an Iowa corporation ("Top Air"), relates to 850,000 shares of the common stock, without par value, of Top Air (the "Top Air Common Stock") to be issued to Clay Equipment Corporation, an Iowa corporation ("Clay Equipment"), and subsequently distributed to the participants of the Clay Holding, Inc. Employee Stock Ownership Plan (respectively, the "ESOP Participants" and the "ESOP") pursuant to that certain Asset Purchase Agreement dated as of April 11, 1995 among Clay Equipment, Clay Holding, Inc., an Iowa corporation ("Clay Holding") which holds all of the outstanding shares of the capital stock of Clay Equipment, and Top Air, as amended by amendatory agreement dated May 5, 1995 (such Asset Purchase Agreement, as thus amended, being collectively referred to herein as the "Purchase Agreement"). Pursuant to the Purchase Agreement and subject to its terms and conditions, substantially all of the assets of Clay Equipment will be sold to Top Air or a wholly-owned subsidiary of Top Air in exchange for the issuance to Clay Equipment of the lesser of (i) 750,000 shares of the no par value common stock of Top Air (the "Top Air Common Stock"), or (ii) the number of shares of Top Air Common Stock having an aggregate market value of $1,000,000 as of the Closing Date (as defined in the Purchase Agreement), in either case subject to adjustment (as adjusted, the "Top Air Shares"), and the assumption by Top Air of certain liabilities of Clay Equipment (the "Proposed Transaction"). This Prospectus also serves as the Information Statement of Clay Holding for use in connection with the special meeting of stockholders of Clay Holding (the "Special Meeting") to be held June 26, 1995 at the time and place stated in the Notice of Special Meeting accompanying this Prospectus/Information Statement.

      SEE "INVESTMENT CONSIDERATIONS" FOR INFORMATION THAT SHOULD BE CONSIDERED BY RECIPIENTS OF THIS PROSPECTUS/INFORMATION STATEMENT.

                     ----------------------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                     ----------------------------

  The date of this Prospectus/Information Statement is ------------, 1995.

      Consummation of the Proposed Transaction is subject to various conditions, including the approval of the Proposed Transaction by the ESOP Trustee, the direction by ESOP Participants entitled to the distribution of at least ninety percent (90%) of the Top Air Shares in connection with the Proposed Transaction that such distribution be made as a direct rollover which satisfies the requirements of Section 401(a)(31) of the Internal Revenue Code of 1986, as amended (the "Code"), to an "Eligible Retirement Plan," as defined in Section 402(c)(8)(B) of the Code, and the absence of the exercise by any ESOP Participant of their dissenters' rights. See "SUMMARY INFORMATION - Proposed Transaction"; "TERMS OF THE
PROPOSED TRANSACTION - General Description of the Proposed Transaction and Conditions of the Transaction"; "RIGHTS OF DISSENTING STOCKHOLDERS."

      No ESOP Participant who directs that the distribution of that portion of the Top Air Shares to which he or she is entitled be made as a "direct rollover" to an Eligible Retirement Plan will be subject in the current tax year to federal income tax on the income derived from such distribution, and thus no amount will be withheld on behalf of such ESOP Participants. Each ESOP Participant who directs that the portion of the Top Air Shares to which he or she is entitled be distributed directly to such Participant will be subject to (i) federal income tax (and withholding) attributable to such distribution, (ii) in the case of those ESOP Participants who are residents of the State of Iowa or certain other states, state income (and withholding) attributable to such distribution, and
(iii) a ten percent (10%) penalty applicable to such distribution if such Participant is under the age of 59-1/2 years. See "SUMMARY INFORMATION - Certain Federal Income Tax Consequences" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

      Top Air Common Stock is currently quoted on the Nasdaq Bulletin Board under the trading symbol "TOPM." On May 5, 1995, the average of the bid and asked prices for Top Air Common Stock as published by the Nasdaq Bulletin Board was $0.906 per share. See "SUMMARY INFORMATION - Markets and Market Prices" and "INVESTMENT CONSIDERATIONS - NASDAQ Delisting; Market Volume Considerations."

      This Prospectus/Information Statement and the Notice of
Special Meeting were first mailed to the ESOP Trustee and the ESOP Participants on or about June --, 1995.

                         AVAILABLE INFORMATION

      Top Air is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), which may be inspected at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; at its New York Regional Office, Room 1400, 7 World Trade Center, New York, New York 10048; and its Chicago Regional Office, 500 West Madison, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained at prescribed rates from the public reference section of the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

      This Prospectus/Information Statement does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") covering the securities offered hereby which has been filed by Top Air with the Commission. As permitted by the rules and regulations of the Commission, this Prospectus/Information Statement omits certain information contained in the Registration Statement. For further information with respect to Top Air and the Top Air Common Stock offered hereby, reference is made to such Registration Statement and to the exhibits and schedules filed therewith. Statements made in this Prospectus/Information Statement regarding the contents of any contract or other document referred to herein as an exhibit to the Registration Statement are qualified in all respects by such reference.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/INFORMATION STATEMENT AND, IF SUCH INFORMATION IS GIVEN OR REPRESENTATION MADE, NEITHER MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TOP AIR, CLAY EQUIPMENT OR CLAY HOLDING. THIS PROSPECTUS/INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE TOP AIR SHARES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS/INFORMATION STATEMENT NOR ANY DISTRIBUTION OF SECURITIES PURSUANT HERETO SHALL IMPLY OR CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TOP AIR, CLAY EQUIPMENT OR CLAY HOLDING OR IN THE INFORMATION SET FORTH HEREIN SUBSEQUENT TO THE DATE HEREOF.

                           TABLE OF CONTENTS
                                                                   Page
                                                                   ----
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . .  3

SUMMARY INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . .  6
   Business of Top Air . . . . . . . . . . . . . . . . . . . . . . .  6
   Business of Clay Equipment. . . . . . . . . . . . . . . . . . . .  6
   Business of Clay Holding. . . . . . . . . . . . . . . . . . . . .  6
   Proposed Transaction. . . . . . . . . . . . . . . . . . . . . . .  7
   Direction by ESOP Participants; Voting at Special Meeting . . . .  8
   Certain Federal Income Tax Consequences . . . . . . . . . . . . .  8
   Reasons for the Proposed Transaction. . . . . . . . . . . . . . .  9
   Recommendation of Clay Holding Directors. . . . . . . . . . . . .  9
   Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
   Operations After the Proposed Transaction . . . . . . . . . . . .  9
   Interest of Certain Persons in the Proposed Transaction . . . . . 10
   Federal Securities Law; Restrictions on Transfer. . . . . . . . . 10
   Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . 10
   Markets and Market Prices . . . . . . . . . . . . . . . . . . . . 11
   Comparative Per Share Data. . . . . . . . . . . . . . . . . . . . 12
   Summary Financial Data. . . . . . . . . . . . . . . . . . . . . . 12

INVESTMENT CONSIDERATIONS. . . . . . . . . . . . . . . . . . . . . . 14
   Seasonal Industry . . . . . . . . . . . . . . . . . . . . . . . . 14
   Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
   Dependence on Key Personnel . . . . . . . . . . . . . . . . . . . 14
   Control of Top Air by Principal Shareholders. . . . . . . . . . . 14
   NASDAQ Delisting; Market Volume Considerations. . . . . . . . . . 14
   Lack of Fairness Opinion. . . . . . . . . . . . . . . . . . . . . 15
   Tax Consequences of the ESOP Distribution . . . . . . . . . . . . 15
   Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
   Uninsured Losses. . . . . . . . . . . . . . . . . . . . . . . . . 16
   Clay Equipment - Significant Losses; Need for Additional
      Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . 16
   Clay Holding - Ability to Continue as a Going Concern . . . . . . 16

INFORMATION REGARDING THE SPECIAL MEETING. . . . . . . . . . . . . . 17
   Date, Time and Place. . . . . . . . . . . . . . . . . . . . . . . 17
   Record Date; Vote Required. . . . . . . . . . . . . . . . . . . . 17

TERMS OF THE PROPOSED TRANSACTION. . . . . . . . . . . . . . . . . . 18
   General Description of the Proposed Transaction . . . . . . . . . 18
   Background and Reasons for the Proposed Transaction . . . . . . . 19
   Board Recommendation. . . . . . . . . . . . . . . . . . . . . . . 20
   Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
   Operations After the Consummation of the Proposed
      Transaction. . . . . . . . . . . . . . . . . . . . . . . . . . 21
   Conditions of the Proposed Transaction. . . . . . . . . . . . . . 22
   Closing Date. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
   No Fractional Shares. . . . . . . . . . . . . . . . . . . . . . . 23
   Interest of Certain Persons in the Proposed Transaction . . . . . 23
   Indemnification Obligations . . . . . . . . . . . . . . . . . . . 23
   Accounting Method . . . . . . . . . . . . . . . . . . . . . . . . 24

                                    4

                                                                   Page
                                                                   ----
CERTAIN FEDERAL INCOME TAX CONSEQUENCES. . . . . . . . . . . . . . . 24
   The Proposed Transaction. . . . . . . . . . . . . . . . . . . . . 24
   Distribution By The ESOP. . . . . . . . . . . . . . . . . . . . . 25

FEDERAL SECURITIES LAW; RESTRICTIONS ON TRANSFER . . . . . . . . . . 27

RIGHTS OF DISSENTING STOCKHOLDERS. . . . . . . . . . . . . . . . . . 27

PRO FORMA FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . . . 29

INFORMATION REGARDING TOP AIR. . . . . . . . . . . . . . . . . . . . 35
   The Business of Top Air . . . . . . . . . . . . . . . . . . . . . 35
   Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
   Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . 37
   Management's Discussion and Analysis of Financial Condition
      and Results of Operation . . . . . . . . . . . . . . . . . . . 38
   Principal Shareholders. . . . . . . . . . . . . . . . . . . . . . 40
   Board of Directors. . . . . . . . . . . . . . . . . . . . . . . . 42
   Compensation of Directors and Executive Officers. . . . . . . . . 42
   Certain Relationships and Related Transactions. . . . . . . . . . 44

INFORMATION REGARDING CLAY HOLDING AND CLAY EQUIPMENT. . . . . . . . 45
   The Business of Clay Equipment. . . . . . . . . . . . . . . . . . 45
   Market Price of and Dividends on Clay Holding Common Stock and
      Related Shareholder Matters. . . . . . . . . . . . . . . . . . 45
   Management's Discussion and Analysis of Financial Condition
      and Results of Operations. . . . . . . . . . . . . . . . . . . 46
   Clay Holding. . . . . . . . . . . . . . . . . . . . . . . . . . . 47

DESCRIPTION OF TOP AIR COMMON STOCK. . . . . . . . . . . . . . . . . 47
   General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
   Transfer Agent. . . . . . . . . . . . . . . . . . . . . . . . . . 48

COMPARISON OF RIGHTS OF HOLDERS OF
         TOP AIR COMMON STOCK AND CLAY EQUIPMENT COMMON STOCK. . . . 49
   General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
   Indemnification of Directors and Officers . . . . . . . . . . . . 49

RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS . . . . . . . . . . . . . 50

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 51

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . 52

ANNEX A - Dissenters' Rights Provision of the Iowa Business
   Corporation Act . . . . . . . . . . . . . . . . . . . . . . . . .A-1

                       SUMMARY INFORMATION

      The following is a summary of certain information regarding Top Air, Clay Equipment and Clay Holding, and certain important terms of the Proposed Transaction and other related matters. This summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information which appears elsewhere in this Prospectus/Information Statement.

BUSINESS OF TOP AIR

      Top Air was incorporated under the laws of the State of Iowa in 1981. Top Air is engaged in the business of manufacturing several products used primarily in agricultural operations, including several types of agricultural sprayers, the Auger Dolly, an apparatus used to facilitate the relocation of grain augers, the Straw Command, an attachment for combines that enhances the even spreading of straw and other harvest byproducts, and a line of sprayer replacement parts. Although Top Air's current facility is located in Parkersburg, Iowa, it is anticipated that within 6 months after consummation of the Proposed Transaction the operations of Top Air and Clay Equipment will be consolidated into a newly constructed 85,000 square foot facility located in Cedar Falls, Iowa. See "TERMS OF THE PROPOSED TRANSACTION - Reasons for the Proposed Transaction." At February 28, 1995 Top Air had total assets of approximately $6.0 million, long term debt of approximately $0.3 million and stockholders' equity of approximately $2.5 million. See "Summary Financial Data."

      Top Air's principal executive offices are located at 406
Highway 20, Parkersburg, Iowa 50665, and its telephone number is
(319) 346-1788.

BUSINESS OF CLAY EQUIPMENT

      Clay Equipment was incorporated under the laws of the State of Iowa in 1900 as Iowa Gate Company. Like Top Air, Clay Equipment is engaged in the business of the design, manufacture and sale of agricultural products, including a line of agricultural spreaders sold under the name of "Better Built." Clay Equipment's current facility is located in Cedar Falls, Iowa, and will be closed in conjunction with the removal of the operations of Clay Equipment to the new facility described above. At December 31, 1994, Clay Equipment had total assets of approximately $3.1 million, total borrowings of approximately $1.7 million, and stockholder's deficit of approximately $3.3 million. See "CLAY HOLDING COMPANY, INC. - Consolidated Balance Sheet at December 31, 1994" and "Note 11 to the Clay Holding Company, Inc. Consolidated Financial Statements."

      Clay Equipment's principal executive offices are located at 101 Lincoln Street, Cedar Falls, Iowa 50613, and its telephone number is (319) 268-0473.

BUSINESS OF CLAY HOLDING

      Clay Holding, which was incorporated under the laws of the State of Iowa in 1976, is not directly engaged in any business other than the holding of all of the issued and outstanding shares of the capital stock of Clay Equipment. Contemporaneously with the consummation of the Proposed Transaction (the "Closing"), Clay Equipment will be liquidated pursuant to a plan of liquidation adopted by the Board of Directors of Clay Equipment (the "Clay Equipment Board") by means of the merger of Clay Equipment with and into its parent, Clay Holding (the "Clay Equipment Liquidation"). All of the shares of the capital stock of Clay Holding are owned by the ESOP. See "TERMS OF THE PROPOSED TRANSACTION - General Description of the Proposed Transaction."

      Clay Holding's principal executive offices are located at 101 Lincoln Street, Cedar Falls, Iowa 50613, and its telephone number is (319) 268-0473.

PROPOSED TRANSACTION

      Subject to the satisfaction of various terms and conditions set forth in the Purchase Agreement, Clay Equipment will transfer substantially all of its assets, including the proceeds of the "Condemnation Award" (defined below), to Top Air in consideration for Top Air's assumption of certain liabilities of Clay Equipment and the delivery to Clay Equipment of the Top Air Shares. Contemporaneously with the Closing, Clay Equipment will be merged with and into Clay Holding, the ESOP will be terminated, and all of the Top Air Shares, except for the shares of "Hold-Back Stock" (hereinafter defined), will be distributed to the ESOP Participants. The Hold-Back Stock to be issued to the ESOP Participants will be held of record by the "Escrow Agent" (defined below) or other independent financial institution (the "Hold-Back Stock Record Owner") for the benefit of the ESOP Participants, subject to the terms of the escrow discussed below.

      The number of Top Air Shares to be delivered by Top Air will be equal to the lesser of (i) 750,000 and (ii) that number of shares (rounded up to the next full share) having an aggregate "Market Value" (defined below) of $1,000,000, in either case subject to increase by that number of shares having a Market Value equal to one-half the amount by which the award (the "Condemnation Award") received by Clay Equipment in connection with the pending condemnation of its manufacturing facility (exclusive of relocation expenses) exceeds $500,000. No assurance can be given as to the amount of the Condemnation Award or that the condemnation proceedings will be concluded. See "TERMS OF THE PROPOSED TRANSACTION - Financing." At the Closing, 25% of the Top Air Shares (the "Hold-Back Stock") will be delivered to Norwest Bank Iowa, N.A., Cedar Falls, Iowa, as escrow agent (the "Escrow Agent"), and held in escrow for a period of two years pursuant to an escrow agreement to be entered into among Top Air, Clay Equipment and the Escrow Agent (the "Escrow Agreement") to secure certain indemnification obligations of Clay Equipment to Top Air under the terms of the Purchase Agreement. See "TERMS OF THE PROPOSED TRANSACTION - General Description of the Proposed Transaction" and "Indemnification Obligations."

      The Purchase Agreement provides that no shares of Top Air Common Stock distributed to Clay Equipment will be transferable for a period of one year following the Closing (the "Lock-Up Period") without the prior consent of Top Air, except with respect to the distribution of the Top Air Shares in a series of contemporaneous transactions (defined herein as the "Distribution") to the ESOP Participants. See "TERMS OF THE PROPOSED TRANSACTION - General Description of the Proposed Transaction."

      The Purchase Agreement provides that the consummation of the Proposed Transaction is subject to certain terms and conditions, including the approval of the Purchase Agreement by the required vote of the ESOP Trustee, as the sole holder of Clay Holding common stock, as directed by the ESOP Participants with respect to those shares of Clay Holding common stock allocated to them pursuant to the terms of the Second Restated Clay Holdings, Inc. Employee Stock Ownership Plan and Trust Agreement dated June 29, 1994 (the "ESOP Trust"), the failure of any person to assert dissenters' rights and the direction of the ESOP Trustee by ESOP Participants entitled to the distribution of at least ninety percent

(90%) of the Top Air Shares to make such distribution as a "direct rollover" to an Eligible Retirement Plan, as defined in Section 402(c)(8)(B) of the Code. Under the terms of the Purchase Agreement, the Proposed Transaction, if approved, will be consummated on June 26, 1995 (the "Closing Date"), unless such Closing Date is extended by Top Air to a date not later than December 31, 1995. See "TERMS OF THE PROPOSED TRANSACTION - General Description of the Proposed Transaction" and "Conditions of the Proposed Transaction."

DIRECTION BY ESOP PARTICIPANTS; VOTING AT SPECIAL MEETING

      The ESOP Trust essentially provides that each ESOP Participant has the right to direct the Trustee with respect to the voting of the common stock of Clay Holding that is allocated to his or her ESOP account on any matter that requires shareholder action.

      The Special Meeting of Stockholders of Clay Holding will be held at the offices of Clay Holding, 101 Lincoln Street, Cedar Falls, Iowa 50613 on June 26, 1995, at 9:00 a.m. local time. Approval of the Purchase Agreement requires the affirmative vote of at least a majority of the 90,039 shares of Clay Holding common stock issued and outstanding May 15, 1995. Of such outstanding shares, 42,211 were allocated to the accounts of individual ESOP Participants and 47,828 were unallocated. The ESOP Trustee is required to vote the allocated shares as directed by the ESOP Participants to whom such shares are allocated and the unallocated shares in accordance with the instructions of the ESOP's Advisory Committee. See "INFORMATION REGARDING THE SPECIAL MEETING."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The Proposed Transaction has been structured as a tax-free reorganization under Section 368(a) of the Code so that no gain or loss will be recognized for federal income tax purposes by Clay Equipment or Clay Holding. The distribution of the Top Air Shares (including the shares of Hold-Back Stock to be held in escrow) by Clay Holding to the ESOP Trust will be taxable to Clay Holding for federal income tax purposes to the extent that the fair value of such Top Air Shares exceeds Clay Holding's tax basis in such shares. It is expected that no gain will be recognized by Clay Holding as a result of such distribution.

      If an ESOP Participant directs that his or her distribution be made in a "direct rollover" to an "Eligible Retirement Plan" (such as, for example, an IRA), he or she will not be taxed in the current year and no income tax will be withheld. If an ESOP Participant directs that his or her distribution be made directly to such Participant, such distribution will be taxable in the current year unless, within 60 days, the Participant rolls it over to an IRA or other plan that accepts rollovers. All ESOP Participants will be subject to federal income tax withholding at the rate of 20% of the value of any portion of the distribution that is not directly rolled over to an Eligible Retirement Plan. Additionally, if the distributee is an Iowa resident, Iowa income tax withholding at the rate of 5% is required. Participants requesting non-rollover distributions who are under age 59-1/2 will incur an additional 10% tax unless certain special tax rules are applicable. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

      BECAUSE OF THE SIGNIFICANT TAX CONSEQUENCES WHICH CAN
RESULT FROM A DISTRIBUTION, AND THE RESTRICTION UPON THE
TRANSFERABILITY OF THE TOP AIR SHARES DURING THE ONE YEAR
LOCK-UP PERIOD, EACH ESOP PARTICIPANT IS URGED TO SEEK TAX
ADVICE FROM HIS OR HER PERSONAL TAX ADVISOR BEFORE ELECTING

NOT TO DIRECTLY ROLL OVER THE TOP AIR SHARES RECEIVED IN THE
DISTRIBUTION AS DESCRIBED ABOVE.

REASONS FOR THE PROPOSED TRANSACTION

      In arriving at a decision to authorize the Purchase Agreement and to recommend that Clay Holding and the ESOP approve the Proposed Transaction with Top Air, the Board of Directors of Clay Equipment considered various factors, including: (a) the opportunity to share in the potential growth of the combined operation, which can compete more effectively than either entity on a stand-alone basis; (b) the unique opportunity to preserve substantially all of the jobs of its employees; (c) the additional liquidity of the Top Air Common Stock as compared to the Clay Holding common stock; (d) the significant benefits and efficiencies expected to result from the relocation of the combined operations to the state-of-the-art, 85,000 square foot manufacturing facility to be constructed in Cedar Falls, Iowa (the "New Facility"); and
(e) the positive effects on the community in which Clay Equipment operates. See "TERMS OF THE PROPOSED TRANSACTION - Background and Reasons for the Proposed Transaction" and "Conditions of the Proposed Transaction."

RECOMMENDATION OF CLAY HOLDING DIRECTORS

      At the meeting of directors held to consider the Proposed Transaction, the Board of Directors of Clay Holding (the "Clay Holding Board") carefully considered each aspect of the Proposed Transaction and unanimously concluded that its terms are in the best interests of Clay Equipment, Clay Holding and the ESOP Participants. THE CLAY HOLDING BOARD RECOMMENDS THAT THE ESOP TRUSTEE VOTE, AND THAT EACH ESOP PARTICIPANT DIRECT THE ESOP TRUSTEE TO VOTE THOSE SHARES OF CLAY HOLDING COMMON STOCK ALLOCATED TO HIS OR HER ACCOUNT, FOR THE PROPOSAL TO APPROVE THE PURCHASE AGREEMENT. See "TERMS OF THE PROPOSED TRANSACTION - Background and Reasons for the Proposed Transaction" and "Board Recommendation."

FINANCING

      The combined long-term debt of Top Air and Clay Equipment will be refinanced through a single term loan and a revolving line of credit (to fund future working capital requirements), which refinancing (the "New Financing") will be provided by Norwest Bank Iowa, N.A. (the "Bank"). The Bank has issued to Top Air its commitment to provide the New Financing, subject to certain conditions specified therein. The New Facility will be constructed by the City of Cedar Falls, Iowa (the "City"), and leased to Top
Air (as assignee of Clay Equipment) under a lease agreement (the "New Facility Lease") for an initial term of ten years (with a renewable five year option on the part of the lessor) at an annual rental of $206,664. See "TERMS OF THE PROPOSED TRANSACTION - Financing."

OPERATIONS AFTER THE PROPOSED TRANSACTION

      Following the Closing of the Proposed Transaction, substantially all of the employees of Clay Equipment will become employees of Top Air. Top Air has agreed to recognize Local 1728 of the International Association of Machinists and Aerospace Workers ("IAMAW") as the exclusive bargaining agent for employees who were included in the IAMAW bargaining unit at Clay Equipment. Pending their relocation to the New Facility, Top Air and Clay Equipment will continue to conduct their operations at their current facilities. None of the directors or officers of Clay Equipment or Clay Holding will become a director or officer of Top Air. See "TERMS OF THE PROPOSED TRANSACTION - Operations After Consummation of the Proposed Transaction."

INTEREST OF CERTAIN PERSONS IN THE PROPOSED TRANSACTION

      Top Air holds an option (the "Option") to purchase up to 22,956 shares of the common stock of Clay Holding at a cash price of $10.90 per share. The Option is exercisable upon the occurrence of certain events involving third parties that would be inconsistent with the consummation of the Proposed Transaction, and terminates upon the first to occur of the closing of the Proposed Transaction and June 30, 1995. See "TERMS OF THE PROPOSED TRANSACTION - Interest of Certain Persons in the Proposed Transaction."

FEDERAL SECURITIES LAW; RESTRICTIONS ON TRANSFER

      Subject to the one year lock-up period discussed below, all ESOP Participants, other than those who receive Top Air Common Stock pursuant to the Proposed Transaction who are deemed to be "affiliates" of Clay Holding as of the date of the Special Meeting, will receive freely transferable shares of Top Air Common Stock. Affiliates of Clay Holding (e.g. directors, executive officers and large shareholders) will be limited by Rule 145 of the Securities Act of 1933, as amended (the "Securities Act"), regarding their right to resell such stock. Such affiliates may not sell such stock within two years of receiving it unless pursuant to an effective Registration Statement, in accordance with Rule 145(d) under the Securities Act, or in a transaction otherwise exempt from registration under the Securities Act.

      In addition, the Purchase Agreement provides that all of the Top Air Shares distributed in the Proposed Transaction to Clay Equipment will not be transferable for a period of one year without the consent of Top Air, other than in furtherance of the Distribution whereby in a series of transactions to occur contemporaneously with the Closing, the Top Air Shares, except for the Hold-Back Shares, will be distributed to the ESOP Participants. None of the shares of Hold-Back Stock will be transferable during the two-year escrow period. See "TERMS OF THE PROPOSED TRANSACTION
- - General Description of the Proposed Transaction." See "FEDERAL SECURITIES LAW; RESTRICTIONS ON TRANSFER."

DISSENTERS' RIGHTS

      Under Iowa law, any ESOP Participant may dissent from the proposed transaction and, if the proposed transaction is consummated, receive payment of the fair value of his or her allocated shares of Clay Holding common stock in cash by (i) delivering to Clay Holding prior to the taking of the vote at the Special Meeting a written demand for appraisal of his or her shares, together with a written consent to such demand signed by the ESOP Trustee, and (ii) not directing the ESOP Trustee to vote in favor of the approval of the Purchase Agreement at the Special Meeting. The obligation of Top Air to consummate the Proposed Transaction is conditioned upon the failure of any person to assert such dissenters' rights. See "RIGHTS OF DISSENTING STOCKHOLDERS."

MARKETS AND MARKET PRICES

      Top Air Common Stock is currently quoted on the NASDAQ
Bulletin Board under the symbol TOPM. Top Air Common Stock had been quoted on the NASDAQ Small-Cap Market until April 13, 1995.
See "INVESTMENT CONSIDERATIONS - NASDAQ Delisting; Market Volume
Considerations." There is no established public trading market for the Clay Holding common stock. However, certain estimates have been made by independent appraisal for certain purposes. See Note c, below. Such estimated per share prices for the Clay Holding common stock are shown in the following table.

                                               Top Air Common Stock<Fa>          Clay Holding Common Stock<Fb>
                                            -------------------------------      ------------------------------
                                               Bid Price             Cash        Estimated Price
                                            ---------------        Dividend      ----------------      Dividend
Fiscal 1993                                 High        Low        Declared      High         Low      Declared
- -----------                                 ----        ---        --------      ----         ---      --------
First Quarter                             $0.8750     $0.5000        $  -       $16.00      $16.00       $  -
Second Quarter                             0.7500      0.5625           -        16.00       16.00          -
Third Quarter                              0.8125      0.3750           -        14.00       14.00          -
Fourth Quarter                             1.1875      0.6250           -        14.00       14.00          -

Fiscal 1994
- -----------
First Quarter                             $1.2500     $0.8125        $  -       $14.00      $14.00       $  -
Second Quarter                             0.8125      0.6250           -        14.00       14.00          -
Third Quarter                              1.0625      0.6250           -         <Fc>        <Fc>          -
Fourth Quarter                             1.1250      0.8750           -         <Fc>        <Fc>          -

Fiscal 1995
- -----------
First Quarter                             $1.0000     $0.6875        $  -       $13.00<Fc>  $13.00<Fc>   $  -
Second Quarter                             1.3750      0.7500           -        13.00<Fc>   13.00<Fc>      -
Third Quarter                              1.8125      0.5625           -        13.00<Fc>   13.00<Fc>      -
Fourth Quarter (through                    1.0000      0.8125           -        13.00<Fc>   13.00<Fc>      -
May 4, 1995)

- -------------------------
<Fa> These quotations reflect interdealer prices without retail markup, markdowns or commissions, and may not necessarily represent actual transactions.

<Fb> Because of the lack of an established public market for shares of Clay
     Holding Common Stock, the Estimated Prices indicated may not reflect the prices which would be paid for such shares on an active market.

<Fc> Under the terms of the ESOP Trust, upon their retirement, all ESOP
     Participants have the right to require the repurchase by Clay Holding of those shares of Clay Holding common stock distributable to such ESOP Participants at a price equal to their fair value at the time such right is exercised. The fair value of the ESOP is determined annually by independent appraisal, as of the close of each calendar year, and at such other times as directed by the Advisory Committee of the ESOP. No fair value for the ESOP was established as of year-end 1994. However, in connection with Top Air's due diligence review of Clay Equipment, the independent appraiser who normally establishes the fair value of the ESOP Trust performed an appraisal of Clay Holding as of August 31, 1994 and concluded that the per share fair value of Clay Holding as $13.00. See, "INFORMATION REGARDING CLAY HOLDING AND CLAY EQUIPMENT - Market Price of and Dividends on Clay Holding Common Stock and Related Shareholder Matters."

COMPARATIVE PER SHARE DATA

     The following table sets forth, for the periods indicated (i) selected historical per common share data of Top Air and Clay Holding, (ii) corresponding pro forma per common share amounts for Top Air after giving effect to the Proposed Transaction, and (iii) the pro forma equivalence of one share of Clay Holding common stock after giving effect to the Proposed
Transaction. The data presented is based upon the consolidated financial statements and related notes of Top Air and Clay Holding and the pro forma financial statements presented elsewhere herein. The assumptions used in preparation of this table are presented in the Assumptions to Pro Forma
Financial Statements.

                                                                              Top Air/          Clay
                                                                                  Clay       Holding
                                                                    Clay     Equipment     Pro Forma
                                                Top Air          Holding     Pro Forma    Equivalent
                                             Historical   Historical<F1>  Combined<F2>      <F1><F3>
- ------------------------------------------------------------------------------------------------------
Book value per common share:
     February 28, 1995                          $  0.80          $  1.08       $  0.81      $  15.55

Cash dividends per common share:
     Year ended May 31, 1994                         --               --            --            --

     Nine months ended February 28, 1995             --               --            --            --

Income (loss) per share:

     Primary and fully diluted:

        Year ended May 31, 1994                    0.08           (15.01)         0.08          1.48

        Nine months ended February 28, 1995        0.01           (33.00)        (0.25)        (4.40)

<F1> Calculated based on ESOP's allocated shares.  Unallocated shares will be cancelled.

<F2> See "PRO FORMA FINANCIAL INFORMATION."

<F3> The pro forma equivalent represents the combined pro forma earnings, dividends and book value per share of Top Air and Clay Equipment multiplied by an assumed distribution of 19.12 shares of Top Air common stock for each share of Clay Holding common stock so that the pro forma equivalent amounts represent the respective values of one share of Clay Holding common stock. No assurances can be given as to the actual distribution of shares that will be utilized in the transaction.

SUMMARY FINANCIAL DATA

     The following set forth for the periods indicate certain summary historical financial information for Top Air and Clay Holding. The balance sheet information and statement of income information of Top
Air included in the summary financial information for the one year period ended May 31, 1995 are derived from the audited financial statements of Top Air as of the last day of, and for, such year.
The balance sheet information and the statement of income information for Top Air included in the summary financial information for the nine-months ended February

                                    12

28, 1995 and 1994 are derived from the unaudited financial statements of Top Air as of, and for the nine-months ended, February
28, 1995 and 1994. The balance sheet information and statement of income information of Clay Holding included in the summary financial information for the year ended December 31, 1994 and 1993 are derived from the audited financial statements of Clay Holding as of the last day of, and for, such period. All such information includes all adjustments which are, in the opinion of the respective managements of Top Air and Clay Holding, necessary to present a fair statement of the respective financial conditions and results of operations of Top Air and Clay Holding for these period and are of a normal recurring nature.
Results of Top Air for the nine-months ended February 28, 1995 is not necessarily indicative of the results for the entire year. The following information should be read in conjunction with the financial statements of Top Air and Clay Holding, and the related notes thereto, included herein, and in conjunction with the unaudited pro forma condensed combined financial information, appearing elsewhere herein. See "PRO FORMA
FINANCIAL INFORMATION."

                                    Nine Months Ended               Twelve Months Ended
                                       February 28,                       May 31,
                               ----------------------------    -----------------------------
                                   1995            1994            1994             1993
                                (Unaudited)     (Unaudited)
Top Air Manufacturing, Inc.
- ---------------------------
     Net sales                 $  3,250,605    $  2,911,617    $  5,554,182     $  4,856,907
     Gross profit                 1,023,655         883,697       1,829,043        1,395,351
     Operating income                79,052          14,381         457,616          122,597
     Net income                      28,461           1,966         243,510           56,544

     Current assets               5,080,750       4,466,109       2,824,510        2,290,289
     Current liabilities          3,097,883       2,763,425         858,592          421,355
     Total assets                 5,958,496       5,217,605       3,558,586        2,910,816
     Total stockholder's equity   2,531,909       2,261,706       2,503,250        2,259,740

                                                                    Twelve Months Ended
                                                                       December 31,
                                                               -----------------------------
                                                                   1994             1993
Clay Holding, Inc.
- ------------------
     Net sales                                                 $  7,788,916     $  6,381,591

     Gross profit                                                 1,843,564        2,256,244
     Operating income                                            (1,283,013)        (727,165)
     Net income                                                  (1,416,493)        (611,005)

     Current assets                                               1,868,083        2,946,667
     Current liabilities                                          2,711,471        2,618,931
     Total assets                                                 2,994,948        4,178,159
     Total stockholder's equity                                      55,859        1,410,579

                           INVESTMENT CONSIDERATIONS

     The ESOP Trustee and the ESOP Participants should carefully consider the following, as well as the other information contained in this Prospectus/Information Statement, before deciding to vote or directing the ESOP Trustee to vote, as the case may be, in favor of the Purchase Agreement.

SEASONAL INDUSTRY

     The sale of sprayers, sprayer parts and sprayer booms is seasonal, with approximately 80% of Top Air's sprayer sales being made from December 1 through May 31 of each year. A large percentage of Auger Dollies and Straw Command units are sold during the summer and early fall months in anticipation of the harvesting season.

COMPETITION

     Top Air competes with a large number of other agricultural equipment manufacturers and suppliers who distribute sprayers and sprayer parts. Although Top Air believes that its products are sufficiently different from other products to enable it to establish and maintain a market for such products, many of Top Air's principal competitors are larger than Top Air and have substantial resources. There can be no assurance that competitors will not be able to take actions, including developing new products or offering reduced pricing, which could materially adversely affect the sales revenues of Top Air.

DEPENDENCE ON KEY PERSONNEL

     The continued success of Top Air will depend upon the efforts and abilities of certain key officers and employees, particularly Steven R. Lind, its President and Chief Executive Officer. Top Air could be adversely affected if for any reason such officers and employees should no longer be active in Top Air's operations. Steven R. Lind, President and Chief Executive Officer of Top Air, has entered into an employment agreement with Top Air.

CONTROL OF TOP AIR BY PRINCIPAL SHAREHOLDERS

     After consummation of the Proposed Transaction, Top Air's officers, directors and principal stockholders will beneficially own approximately 51% of the outstanding shares of Top Air Common Stock (assuming the number of Top Air Shares issued at Closing is 750,000). Accordingly, these officers, directors, and stockholders will have the ability to determine the outcome of most corporate actions requiring stockholder approval and to influence the policies and direction of Top Air. There are no provisions for cumulative voting by stockholders in Top Air's Articles of Incorporation and, accordingly, holders of a majority of the outstanding shares can elect all of Top Air's directors. These facts may tend to discourage attempts to acquire control of Top Air by persons other than those holders. See "INFORMATION REGARDING TOP AIR - Principal Shareholders."

NASDAQ DELISTING; MARKET VOLUME CONSIDERATIONS

     From June 20, 1988 until April 13, 1995, the shares of Top Air Common Stock were quoted and traded on the NASDAQ Small-Cap Market. The Top Air Common Stock was delisted from quotation on the NASDAQ Small-Cap Market for failure to maintain a certain minimum bid price of the stock (the "Minimum Bid Criterion"). The Minimum Bid Criterion requires that shares quoted on the NASDAQ Small-Cap Market maintain a minimum bid price of $1.00 per share or, as an alternative, that the issuer maintain capital and surplus in excess of $2 million and a market value of the "public float" (i.e., shares not held by directors, officers and holders of 10% or more of the outstanding stock) of $1 million. Upon review of its decision, the NASDAQ Listing Qualifications Committee agreed to permit relisting of the Top Air Common Stock on the NASDAQ
Small-Cap Market on evidence that Top Air is in compliance with the Minimum Bid Criterion (the standard for continued, rather than initial, inclusion) and that Top Air meets the initial inclusion standards for all remaining criteria, by June 30, 1995. Management of Top Air believes that upon consummation of the Proposed
Transaction, the shares of Top Air Common Stock distributed to the ESOP Participants will be considered "public float" and accordingly, the Minimum Bid Criterion will be met. Top Air further believes that it meets all of the other requirements for initial listing on the NASDAQ Small Cap Market.

     Although quoted on the NASDAQ Small-Cap Market until April 13, 1995, shares of Top Air Common Stock had traded sporadically. Since being delisted, shares of Top Air stock have continued to trade in such manner. Although bid and asked price quotes are readily available for stocks quoted on the NASDAQ Bulletin Board, such stocks are generally not as actively followed as stocks which trade on the NASDAQ Small-Cap Market.
Accordingly, management of Top Air believes that the relisting of the Top Air Common Stock on the NASDAQ Small-Cap Market would be of value and will use its best efforts to accomplish such relisting. No assurance can be given that the Top Air Common Stock will be relisted for quotation on the NASDAQ Small-Cap Market and, if it is so relisted, that an active trading market will develop. See"DESCRIPTION OF TOP AIR COMMON STOCK."

LACK OF FAIRNESS OPINION

     Although the Clay Equipment Board and the Clay Holding Board considered the financial condition, potential alternative transactions and other factors in approving the Purchase Agreement, no formal fairness opinion from an investment advisor was sought in connection with the Proposed Transaction. In concluding that such an opinion would not be obtained, the directors of Clay Equipment and Clay Holding concluded that in view of the financial and other circumstances, the considerable cost involved in obtaining a formal fairness opinion would not be justified.

TAX CONSEQUENCES OF THE ESOP DISTRIBUTION

     Although Clay Holding will submit an application to the IRS for the issuance of a determination letter as to the continued qualification of the ESOP under Section 401(a) upon termination and the tax-exempt status of the ESOP Trust under Section 501 of the Code, it is unlikely that such determination letter will be issued prior to the termination of the ESOP and the distribution of the Top Air Shares to the ESOP Participants in connection therewith. Clay Holding has received an option of counsel with respect to the continuation of such qualification and status, which opinion is based upon, among other things, the Code, the regulations promulgated thereunder, and certain private letter rulings currently in effect. Such opinion of counsel is not binding upon the IRS. Although it is believed that distributions of this type are generally ruled upon favorably by the IRS, no assurance can be given that a favorable determination will ultimately be received from the IRS or that the position of counsel will not be challenged by the IRS. If the termination of the ESOP would result in the disqualification of the ESOP as a "Qualified Retirement Plan," then certain adverse tax consequences may result in connection with the contemplated cancellation of certain indebtedness of approximately $1.8 million currently owed by the ESOP to Clay Holding (the "ESOP Debt") and income recognition on the part of ESOP Participants in connection with the distribution from the ESOP of the Top Air Shares (and other ESOP assets) to the ESOP Participants. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES - Distribution by the ESOP."

DIVIDENDS

     Top Air has never declared or paid any cash dividends on its Common Stock and does not intend to do so in the foreseeable future. Top
Air anticipates that earnings, if any, will be used to finance the development and expansion of its business. Under the terms of its current credit agreement with the Bank, Top Air is restricted from paying cash dividends without the Bank's consent and it is expected that the New Financing will contain restrictions upon the ability of Top Air to declare dividends without the consent of the Bank.

UNINSURED LOSSES

     Top Air has warranted the sprayers, sprayer booms, Straw Commands, Auger Dollies and other products manufactured by Top Air to be free from defects in material and workmanship under normal use and service for a period of twenty-four months after date of purchase. Although Top Air carries product liability insurance and casualty insurance customary for manufacturing operations of its type, there are certain types of losses which are uninsurable or not economically insurable. There can be no guaranty against uninsured losses of any kind.

CLAY EQUIPMENT - SIGNIFICANT LOSSES; NEED FOR ADDITIONAL FINANCING

     Clay Holding recorded net losses of $1,416,943 and $611,055 in 1994 and 1993, respectively. Additionally, Clay Equipment's current working capital credit line expired in March 1995 and has not been renewed by the provider thereof. While no demand for payment of outstanding balances under such working capital credit line has been made by the provider thereof, no further drawdowns on such credit line may be made by Clay Equipment. Further, Clay Equipment is not in compliance with various financial covenants required to be met under its credit agreement with a lending institution in connection with its term debt. At December 31, 1994, the outstanding principal balance of such term debt (which, because of its status, has been classified as current debt) was $825,000. While no demand for payment has been formally made, such noncompliance has not been waived by the lender. The working capital line of credit and the term debt are collateralized by substantially all of the assets of Clay Equipment. No assurance can be given that the provider of the working capital credit line or the provider of the term loan to Clay Equipment will not demand repayment and, in absence of such repayment, take all measures, including foreclosure, to enforce its rights as a secured party. Further, no assurance can be given that if demand for payment is made by either lender, Clay Equipment would be able to obtain alternate financing or sell a sufficient amount of its assets to avoid foreclosure. See "INFORMATION REGARDING CLAY HOLDING AND CLAY EQUIPMENT - Management's Discussion and Analysis of Financial Condition and Results of Operations."

CLAY HOLDING - ABILITY TO CONTINUE AS A GOING CONCERN

     Because of the significant losses and default position of Clay Equipment under its working capital credit line and term loan discussed above, Clay Holding's independent accountants have issued a report which indicates that substantial doubt exists as to Clay Holding's ability to continue as a going concern. See "CONSOLIDATED FINANCIAL STATEMENTS OF CLAY HOLDING CORPORATION - Report of Independent Public Accountants."

                   INFORMATION REGARDING THE SPECIAL MEETING

     This Prospectus/Information Statement is being furnished to the ESOP Trustee and each ESOP Participant in connection with the Special Meeting, and the request of the ESOP Trustee for letters of direction.

     The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Purchase Agreement pursuant to which substantially all of the assets of Clay Equipment (including the proceeds of the Condemnation Award) will be transferred to Top Air or its wholly-owned subsidiary in exchange for the assumption by Top Air of certain liabilities of Clay Equipment and the delivery to Clay Holding of the Top Air Shares. The Purchase Agreement provides that the ESOP will be terminated contemporaneously with the Proposed Transaction, and the Top Air Shares, other than the Hold-Back Stock, will be distributed to the ESOP Participants upon such termination. The Hold-Back Stock, which will be issued to the Hold-Back Stock Record Owner for the benefit of the ESOP Participants, will be held in escrow for a period of two years to secure certain indemnification obligations of Clay Equipment to Top Air under the terms of the Purchase Agreement.

DATE, TIME AND PLACE

     The Special Meeting of Stockholders will be held at the offices of Clay Holding, 101 Lincoln Street, Cedar Falls, Iowa 50613 on June 26, 1995, at 9:00 a.m. local time.

RECORD DATE; VOTE REQUIRED

     Shares of Clay Holding common stock which are allocated to ESOP Participants will be voted by the ESOP Trustee at the Special Meeting in the manner directed in the letter of direction forwarded by each ESOP Participant to the ESOP Trustee. Failure to return a letter of direction will have the effect of directing the ESOP Trustee to vote against the Proposed Transaction.

     Only holders of record of Clay Holding common stock at the close of business on May 15, 1995 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting. On the Record Date, there were 90,039 shares of Clay Holding common stock outstanding, all of which were held by the ESOP. Of such shares, 42,211 were allocated for the benefit of ESOP Participants and 47,828 were unallocated. Under the provisions of the Second Restated Clay Holding, Inc. Employee Stock Ownership Plan and Trust Agreement dated June 24, 1994, the ESOP Trustee is required to vote all allocated shares of Clay Holding common stock in accordance with the direction of the ESOP participant to whom the shares are allocated. If an ESOP Participant fails to provide direction to the ESOP Trustee, the Clay Holding shares allocated to such ESOP Participant will not be voted. All unallocated shares of Clay Holding common stock held by the ESOP will be voted by the ESOP Trustee as directed by the Advisory Committee, which presently consists of Donald Hartlay (Chairman), Harlan Ehlert, David Clipperton, Curt Hanson and Mark Schrage. The Advisory Committee may take into account the collective voting instructions of the ESOP Participants with respect to their allocated shares in determining the best interests of the ESOP and all ESOP Participants in connection with the Proposed Transaction. Stockholders are entitled to one vote for each share held in their name on the Record Date on each matter to come before the Special Meeting and any adjournment thereof.

     All shares of Clay Holding common stock with respect to which duly executed letters of direction have been received by the ESOP Trustee before the vote will be voted by the ESOP Trustee at the Special Meeting in the manner specified on such letters of direction. Any executed letter of direction which does not specify a choice will not be voted at the Special Meeting.

                       TERMS OF THE PROPOSED TRANSACTION

     The following is a summary of the material terms and conditions of the Purchase Agreement, which document is incorporated by reference herein.
The summary is qualified in its entirety by reference to the full text of the Purchase Agreement. Top Air, upon written request, will furnish a copy of the Purchase Agreement, without charge, to any person who receives a copy of this Prospectus/Information Statement. Such requests should be directed to Top Air Manufacturing, Inc., 406 Highway 20, Parkersburg, Iowa 50665, Attention: Steven R. Lind, President.

GENERAL DESCRIPTION OF THE PROPOSED TRANSACTION

     Under the terms of the Purchase Agreement, on the Closing Date, Clay Equipment will transfer to Top Air (or a wholly-owned subsidiary of Top Air established for the purpose of consummating the Proposed Transaction) all of its assets (including the proceeds of the Condemnation Award or Clay Equipment's right to receive such proceeds, if not then received by Clay Equipment) except Clay Equipment's current manufacturing facility and corporate office located at 101 Lincoln Street, Cedar Falls, Iowa and certain incidental property. In consideration of such transfer, Top Air will assume certain liabilities of Clay Equipment, as described below, and issue the Top Air Shares to Clay Equipment for simultaneous distributions
(i) by Clay Equipment to its sole shareholder, Clay Holding (pursuant to the Clay Equipment Liquidation), (ii) by Clay Holding to the ESOP, and
(iii) pursuant to the termination of the ESOP, by the ESOP to the ESOP Participants of their share of the ESOP's net assets, including the Top Air Shares (other than the Hold-Back Shares) and its rights to receive all or any portion of the Hold-Back Shares (such series of transactions culminating in the distribution of the Top Air Shares to the ESOP Participants being herein referred to as the "Distribution").

     The number of shares of Top Air Common Stock to be issued by Top Air to Clay Equipment shall equal the lesser of (i) 750,000 and (ii) that number of shares (rounded up to the next full share) having an aggregate "Market Value" (as defined below) at Closing of $1,000,000, in each case subject to adjustment as hereinafter described. "Market Value" is defined in the Purchase Agreement to mean the average of the bid and asked price of Top Air Common Stock, on a per share basis, as published on the NASDAQ Bulletin Board for the trading day immediately preceding the Closing Date. The number of shares to be issued and delivered by Top Air is subject to increase by that number of shares the Market Value of which is equal to one-half of the amount by which the Condemnation Award to Clay Equipment by the City and the Iowa Department of Transportation ("DOT") in connection with the pending condemnation of Clay Equipment's current facility (exclusive of any portion attributable to the costs of relocating Clay Equipment's operations) exceeds $500,000. See "Financing." At the Closing, that number of shares of Top Air Common Stock (rounded up to the next full share) which equals twenty-five percent (25%) of the Top Air Shares will be held in escrow, pursuant to the Escrow Agreement, for a period of two years to secure Top Air's rights to indemnification by Clay Equipment and Clay Holding under the terms of the Purchase Agreement. See "Indemnification Obligations." The shares of Hold-Back Stock will be held of record by the Hold-Back Stock Record Owner for the benefit of those ESOP Participants for whom such shares are allocated, and all incidents of ownership with respect thereto, including the right to vote such shares, will vest in such ESOP Participants, subject to certain risks in connection with payments, if any, of such indemnification obligations to Top Air and certain restrictions on transferability, all as set forth in the Purchase Agreement and the Escrow Agreement.

     To effect the Distribution, the Clay Equipment Liquidation will be consummated simultaneously with the Closing, and at or prior to the Closing, Clay Equipment and Clay Holding will cause the ESOP to be amended to provide that, upon termination of the ESOP, each ESOP Participant entitled to distribution of ESOP assets, including the Top Air Shares, shall either (i) direct the ESOP trustee in writing to distribute or "roll over" his or her ESOP assets to an "Eligible Retirement Plan"
(as defined in Section 402(c)(8)(B) of the Code), or (ii) if the ESOP participant chooses not to "roll over" the ESOP assets to be distributed to him or her, make payment to the ESOP trustee of the

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
amount required to be withheld for federal tax purposes and for applicable state tax purposes in respect of the value of the ESOP assets being distributed to such ESOP Participant. Such withholding amounts are currently 20% for Federal tax purposes and 5% for Iowa state tax purposes.

     The Purchase Agreement provides that for a period of one year from the Closing, other than in furtherance of the Distribution, none of the Top Air Shares will be transferable or assignable without the consent of Top Air, except by operation of law. To the extent Top Air Shares are transferred or assigned in the Distribution, with the consent of Top Air or by operation of law, the Top Air Shares shall continue to be subject to such restriction on transfer in the hands of the distributee, transferee or assignee.

     On or prior to the Closing, Clay Equipment and Clay Holding will cause the ESOP to be terminated. Upon termination, in addition to distributing to the ESOP assets to the ESOP Participants, the ESOP will cause distribution of the Hold-Back Shares to the Hold-Back Stock Record Owner, for the benefit of such ESOP Participant, to be deposited with and held by the Escrow Agent pursuant to the Escrow Agreement.

     As additional consideration for the assets to be transferred, Top Air has agreed to assume all liabilities and obligations of Clay Equipment in respect of the business of Clay Equipment, including Clay Equipment's accounts payable existing as of the close of business on the Closing Date. Top Air shall not assume any liabilities or obligations related to (i) the real estate on which Clay Equipment's current manufacturing facility is located, including environmental liabilities, (ii) any breach by Clay Equipment of any contract, (iii) any product liability claim against Clay Equipment, (iv) taxes payable by Clay Equipment for any period prior to the Closing Date or in connection with the Proposed Transaction, (v) employee claims against Clay Equipment, including any claims made under the contract dated February 4, 1991 between Clay Equipment and Local 1728 of the International Association of machinists and Aerospace Workers, (vi) any violation by Clay Equipment or Clay Holding of any environmental law or certain other matters disclosed in the Purchase Agreement, (vii) any intercompany debt or indebtedness by Clay Equipment to an affiliate, and
(viii) any obligation to the ESOP or to any ESOP Participant.

     Top Air has agreed to recognize Local 1728 of the International Association of Machinists and Aerospace Workers as the exclusive bargaining agent of the same group of employees who are presently included in the bargaining unit of Clay Equipment.

BACKGROUND AND REASONS FOR THE PROPOSED TRANSACTION

     Because of the substantial losses incurred by Clay Equipment in 1993 and the continuation of such losses to a greater extent throughout the first seven months in 1994, in August, 1994, the Clay Equipment Board decided to pursue a possible sale of the business of Clay Equipment or, in the alternative, to sell certain assets in order to generate sufficient cash to remain operating for an indefinite period of time. The Clay Equipment Board had determined that Clay Equipment's market niche was not sufficiently broad to successfully compete with its competitors, most of whom had substantially greater resources than Clay Equipment. Because the Clay Equipment Board recognized that Clay Equipment did not have and could not reasonably expect to obtain sufficient capital to support the development and production of additional product lines, the Clay Equipment Board began to focus on the sale of its business, rather than remaining independent. In August, 1994, Leonard J. Hare, the President and Chief Executive Officer of Clay Equipment met with Steven R. Lind, the President and Chief Executive Officer of Top Air, to discuss a transaction whereby Top Air would acquire Clay Equipment and that all or substantially all of the consideration to be paid by Top Air would consist of shares of Top Air Common Stock. Prior to his meeting with Mr. Lind, Mr. Hare had met with representatives of an investment group who had indicated some interest in acquiring the business of Clay Equipment, subject to numerous conditions, including financing.

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

     During September 1994, representatives of Clay Equipment commenced negotiations with representatives of Top Air for a potential transaction which culminated in a letter agreement dated October 31, 1994 (the "Letter of Intent") describing the structure and other salient aspects of the Proposed Transaction, and permitting each party the opportunity to conduct a due diligence review, on a confidential basis, of the business, operations and financial condition of the other party. The terms of the definitive Purchase Agreement were reached on or about April 7, 1995. The Purchase Agreement was presented to the Clay Equipment Board at a special meeting held on April 7, 1995. At this meeting, with counsel for Clay Equipment and Clay Holding present, the material terms of the Proposed Transaction as set forth in the Purchase Agreement were reviewed and discussed. Following discussion and deliberation, the Clay Equipment Board concluded that taking into account the financial condition of Clay Equipment, the consummation of the Proposed Transaction would be in the best interest of Clay Equipment, Clay Holding and the ESOP Participants. Accordingly, the Clay Equipment Board, with all directors present, voted unanimously to approve the Purchase Agreement and to submit it to its sole shareholder, Clay Holding and the ESOP Trustee for approval.

     In arriving at its decision to authorize the Purchase Agreement and to recommend to Clay Holding and the sole shareholder of Clay Holding the approval of the Proposed Transaction with Top Air, the Clay Equipment Board considered various factors, including: (a) the opportunity to share in the potential growth of the combined operation which can compete more effectively than either entity on a stand-alone basis; (b) the unique opportunity to preserve substantially all of the jobs of its employees; (c) the additional liquidity of the Top Air Common Stock as compared to the Clay Holding common stock; (d) the significant benefits and efficiencies expected to result from the relocation of the combined operations to the New Facility; and (e) the positive effects on the community in which Clay Equipment operates.

     As a means of expanding its product lines and revenue base, the Board of Directors of Top Air (the "Top Air Board") had been seeking an acquisition of a company engaged in a similar business as Top Air and offering complementary agricultural products. At its meeting held on January 26, 1995, the Top Air Board, which had been advised at prior meetings of the negotiations with representatives of Clay Equipment, reviewed and discussed in detail the salient terms of the Proposed Transaction as set forth in the Letter of Intent presented to the meeting. Following discussion and deliberation, the Top Air Board concluded that the Proposed Transaction would be in the best interest of Top Air and its shareholders and unanimously authorized Mr. Lind to negotiate a definitive agreement with Clay Equipment and Clay Holding consistent with the terms of the Letter of Intent and containing such other terms, provisions and conditions as deemed necessary or advisable by Mr. Lind and counsel for Top Air. The definitive Purchase Agreement was reviewed by the Top Air directors and approved on April 11, 1995, and formally ratified by the Top Air Board at a meeting held on April 18, 1995.

     In arriving at the determination to approve the Purchase Agreement, the Top Air Board took into consideration various factors, including: (a) the current and historical financial results of Clay Equipment; (b) the diversification of its product line to include automation equipment and many components currently purchased by Top Air from third party vendors;
(c) the opportunity to relocate to the New Facility, and the expected synergies and efficiencies to result from operating such a modern state of the art facility; (d) the increased number of shareholders resulting from the Distribution and the effect thereof upon Top Air's ability to meet the Minimum Bid Criterion for relisting on the NASDAQ Small-Cap Market; and (e) the significantly increased customer base and expected increased revenues to result therefrom.

BOARD RECOMMENDATION

     THE BOARDS OF DIRECTORS OF CLAY HOLDING AND CLAY EQUIPMENT
HAVE CAREFULLY CONSIDERED THE TERMS OF THE PURCHASE AGREEMENT
AND HAVE UNANIMOUSLY CONCLUDED

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
THAT SUCH TERMS ARE FAIR AND THAT THE PROPOSED TRANSACTION IS IN THE BEST INTERESTS OF CLAY EQUIPMENT, CLAY HOLDING AND THEIR RESPECTIVE STOCKHOLDERS, INCLUDING THE ESOP. ACCORDINGLY, THE BOARDS RECOMMEND THAT THE PROPOSAL TO APPROVE THE PURCHASE AGREEMENT BE ADOPTED.

FINANCING

     The construction of the New Facility (excluding the costs of the relocation of Clay Equipment's current operations to the New Facility) is expected to cost approximately $2.0 million. Such cost will be financed through a grant of $1.6 million from the federal Economic Development Administration matched by a $400,000 grant from the City, under a program to aid flood distressed businesses such as Clay Equipment. The relocation costs of Clay Equipment will be borne by the City and the Federal Economic Development Authority. The DOT and the City have expressed their intent to acquire Clay Equipment's existing facility through the City's power of eminent domain for construction of a new bridge and possible construction of a flood protection dike. Condemnation proceedings are currently in process; however, no assurance can be given as to the amount of any Condemnation Award which may result from such proceedings or that such proceedings will result in the City's acquisition of the facility. Top Air is not obligated to close the Proposed Transaction if the amount of the Condemnation Award is less than $500,000. See "Conditions of the Proposed Transaction." The acquisition by the City of Clay Equipment's current facility is subject to an environmental review, and to the extent that clean-up or other costs would be required, the purchase price to be paid by the City for Clay Equipment's current facility would be reduced.

     The City will construct the New Facility on nine acres of land located in an industrial park within the City and lease the New Facility to Top Air (as assignee of Clay Equipment) pursuant to the New Facility Lease. The Lease Agreement will be for an initial term of ten years with a five-year renewal option on the part of the City, as lessor. Top Air will have an option to buy the New Facility for $1.2 million at the end of such 15 year period. The Lease Agreement will require annual lease payments of $200,664 (which include real estate and personal property taxes), and Top Air will be responsible for utilities, insurance and maintenance.

     Top Air has obtained a financing commitment (the "Commitment") from the Bank that provides for the refinancing of existing debt of both Top Air and Clay Equipment by means of a term loan in the amount of $1,500,000 (the "Term Loan"), the financing of certain aspects of the Proposed Transaction through an additional term loan in the amount of $500,000 (the "Bridge Loan") and a $3,000,000 revolving line of credit to fund working capital requirements. Interest accrues on the Term Loan and Bridge Loan at a fluctuating rate equal at all times to one-half percent over the Bank's base rate (which base rate is currently 9%). Subject to certain requirements that outstanding principal be reduced by a percentage of cash flow, the Term Loan is due five years from the closing of the Proposed Transaction, and the Bridge Loan requires that the principal be repaid in two installments, one due May 31, 1996 and one due May 31, 1997. The Commitment contains customary provisions that certain financial criteria be met and requires that all proceeds of the Condemnation Award and all proceeds received from the sale of the present Top Air facility be applied to repay principal amounts due under the Bridge Loan, with any excess to be applied in reduction of the Term Loan. The Term Loan and the Bridge Loan will be secured by all of the assets of Top Air, which will include the assets acquired by Top Air from Clay Equipment.

OPERATIONS AFTER THE CONSUMMATION OF THE PROPOSED TRANSACTION

     Following the consummation of the Proposed Transaction, substantially all of the employees of Clay Equipment will become employees of Top Air. Top Air has agreed to recognize Local 1728 of the IAMAW as the exclusive bargaining agent for employees who were included in the IAMAW bargaining
unit at Clay Equipment.   None of the directors or officers of Clay
Equipment or Clay Holding will become a director or officer of Top Air.

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
Pending the completion of the New Facility, the operations of Top Air will continue to be conducted at the separate facilities of Top Air and Clay Equipment that are currently in use. It is currently anticipated that completion of the New Facility will occur on or about January 1, 1996. Upon such completion, the operations of Top Air will be relocated to the New Facility and combined with those of Clay Equipment.

CONDITIONS OF THE PROPOSED TRANSACTION

     The obligations of Top Air and Clay Equipment to consummate the Proposed Transaction are subject to the approval of the Purchase Agreement by at least a majority of issued and outstanding shares of Clay Holding.

     The obligation of Top Air to consummate the Proposed Transaction is also subject to the fulfillment of certain other conditions (each of which may be waived by Top Air in its discretion), including:

         (a) no adverse change in or loss or damage to the assets to be transferred or to the business of Clay Equipment shall have occurred;

         (b) the representations and warranties of Clay Equipment and Clay Holding shall be true and not breached as of the Closing Date, and all obligations of Clay Equipment and Clay Holding shall have been performed;

         (c) a reasonably satisfactory legal opinion from counsel for Clay Equipment and Clay Holding as to certain legal matters shall have been received by Top Air;

         (d) no action, suit or proceeding shall have been instituted or threatened before any court or governmental body or authority prior to the Closing Date pertaining to the Proposed Transaction, the distribution of the Top Air Shares to the ESOP Participants or to the assets or business of Clay Equipment, which has not been disclosed in the Purchase Agreement;

         (e) Top Air shall be satisfied, in its sole discretion, with the physical, operating, and financial condition of the assets and business of Clay Equipment;

         (f) no person entitled under Iowa law to dissenters' rights shall have exercised such rights;

         (g) Clay Equipment shall have delivered to Top Air satisfactory evidence of the agreement and obligation of the City (or other appropriate governmental authority) with respect to the amount and payment of a Condemnation Award in connection with the City's acquisition of Clay Equipment's current facility of not less than $500,000 (see "Financing");

         (h) Top Air shall have received satisfactory evidence of the commitment of the City or other governmental authorities to build the New Facility and to enter into the Lease Agreement with Top Air on terms and conditions satisfactory to Top Air (see "Financing");

         (i) Top Air shall have received the binding commitment of a financial institution to refinance certain indebtedness of Clay Equipment on terms satisfactory to Top Air (see "Financing");

         (j) the stockholder's equity of Clay Equipment, as shown on a balance sheet prepared as of the last day of the calendar month immediately preceding the Closing Date, shall be not less than $1,250,000; and

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

         (k) Plan Participants entitled to the distribution of at least ninety percent (90%) of the Top Air Shares shall have directed the ESOP Trustee to distribute their allocated portion of the ESOP assets as "direct rollovers" to Eligible Retirement Plans.

     Clay Equipment's obligation to consummate the Proposed Transaction is also subject to the satisfaction of certain other conditions (each of which may be waived by Clay Equipment in its discretion), including:

         (a) all representations and warranties of Top Air shall be true and not breached as of the Closing Date, and all obligations of Top Air shall have been performed;

         (b) a reasonably satisfactory legal opinion from counsel to Top Air as to certain legal matters shall have been received by Clay Equipment;

         (c) Clay Equipment shall have been advised in writing by the ESOP Trustee that the ESOP Trustee has approved the Proposed Transaction and has voted in excess of the majority of the outstanding shares of Clay Holding in favor of the Proposed Transaction.

CLOSING DATE

     The Closing will occur on June 26, 1995, unless all of the conditions to Closing have not been met, in which case Top Air has the option to extend the Closing Date once to a date not later than December 31, 1995. Until Closing, the entire risk of loss with respect to the assets will remain with Clay Equipment.

NO FRACTIONAL SHARES

     No fractional shares of Top Air common stock will be distributed to the ESOP Participants. In lieu thereof, each ESOP Participant who is entitled to a fraction of a share of Top Air common stock will, upon distribution of the Shares to the ESOP Participants, receive a full share of Top Air common stock in full payment for such fractional share.

INTEREST OF CERTAIN PERSONS IN THE PROPOSED TRANSACTION

     In connection with the Letter of Intent, Clay Holding granted to Top Air an option (the "Option") to purchase up to 22,956 shares of the common stock of Clay Holding at a cash price of $10.90 per share. The Option is exercisable upon the commencement by a third party of a tender offer regarding the Stock of Clay Holding or any securities of Clay Equipment; the entry by Clay Holding or any affiliated entity into an agreement with a third party to acquire securities or assets of, or to merge with, Clay Holding or Clay Equipment; the acquisition of beneficial ownership by a third party of any stock of Clay Holding or securities of Clay Equipment; or the announcement by a third party of its intention to make such an offer or acquisition. The Option terminates upon the first to occur of the Closing of the Proposed Transaction and June 30, 1995.

INDEMNIFICATION OBLIGATIONS

     Pursuant to the Purchase Agreement, Clay Equipment and Clay Holding have agreed to indemnify and hold harmless Top Air against liability, costs and expenses arising from or in connection with any representation or warranty made by either Clay Equipment or Clay Holding in the Purchase Agreement which is not true and correct on the date of the Purchase Agreement and on the Closing Date or the failure of Clay Equipment or Clay Holding to perform under the Purchase Agreement or other document delivered in connection with the Proposed Transaction.

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

     Clay Equipment and Clay Holding will also indemnify and hold Top Air harmless from any liability cost and expense arising from or in connection with (i) any transferee liability law (other than the unemployment compensation experience rating of former employees of either Clay Equipment or Clay Holding); (ii) any payment or performance made by Top Air to any third party in order to perform or discharge fully or partially any liability or obligation of Clay Equipment (except the liabilities assumed by Top Air on the Closing Date); and (iii) any judgment or other circumstances pursuant to which Top Air may be held liable or accountable for, or the assets transferred by Clay Equipment to Top Air may be charged in respect of, any liability or obligation of Clay Equipment (other than the liabilities assumed by Top Air of the Closing Date); (iv) the presence of contaminants, pollutants and other harmful substances in the premise subject to any lease or occupancy assumed by Top Air, and (v) the noncompliance by Clay Equipment with any environmental laws.

     Pursuant to the Purchase Agreement, Top Air has agreed to indemnify and hold harmless Clay Equipment against any and all liability, cost and expense arising from or in connection with any representation or warranty made by Top Air in the Purchase Agreement which is not complete, accurate and true at the date of the Purchase Agreement and on the Closing Date or the failure of Top Air to perform under the Purchase Agreement or other document delivered in connection with the Proposed Transaction (including the obligation of Top Air to discharge the liabilities of Clay Equipment assumed on the Closing Date).

     The Purchase Agreement provides that the indemnification obligations described above survive the closing of the Proposed Transaction for a period of two years.

ACCOUNTING METHOD

     The Proposed Transaction will be accounted for as a purchase. Accordingly, the assets and acquired liabilities assumed will be recorded at their estimated fair values at the date of acquisition. It is estimated that the fair value of net assets acquired by Top Air in the Proposed Transaction will exceed the fair value of the Top Air Shares by approximately $288,000. Accordingly, such excess will be applied toward the reduction of the assets acquired by Top Air in the Proposed Transaction.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

THE PROPOSED TRANSACTION

     The Proposed Transaction has been structured as a reorganization within the meaning of Section 368(a) of the Code. As a reorganization, no gain or loss will be recognized by Clay Equipment with respect to the Top Air Shares received in the Proposed Transaction. The tax basis of the Top Air Shares received by Clay Equipment will be equal to the tax basis of the assets transferred to and the liabilities assumed by Top Air. No assurance can be given, however, that the IRS will not challenge the qualification of the Proposed Transaction as a reorganization under Section 368(a) of the Code and, if challenged, that the IRS will not prevail in its position.
Top Air and Clay Holding believe that even if the IRS were to successfully challenge the treatment of the proposed Transaction as a reorganization under Section 368(a) of the Code, the consequences of such a successful challenge would not be material to Top Air's results of operations, Clay Equipment, Clay Holding, the ESOP or the ESOP Participants.

     No gain or loss will be recognized by Clay Holding upon the distribution of such Top Air Shares by its subsidiary, Clay Equipment, which distribution will be made pursuant to the Clay Equipment Liquidation. The tax basis of such Top Air Shares received by Clay Holding will be equal to Clay Equipment's tax basis in such shares.

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

     The distribution of the Top Air Shares received by Clay Holding (including the shares of Hold-Back Stock to be held in escrow) to the ESOP will be taxable to Clay Holding for federal income tax purposes to the extent that the fair value of such Top Air Shares exceeds Clay Holding's tax basis in such shares. It is expected that no gain will be recognized by Clay Holding as a result of such distribution.

DISTRIBUTION BY THE ESOP

     A distribution of Top Air Shares from the ESOP upon its termination may be received by an ESOP Participant in either of two ways so long as the distribution qualifies as an "eligible rollover distribution" to such Participant. Distributions from the ESOP will be eligible rollover distributions with respect to each ESOP Participant unless, with respect to an ESOP Participant, the distribution is a required minimum distribution that must be paid to such ESOP Participant because he or she has attained age 70 1/2. An ESOP Participant may have all or any portion of the distribution either (1) paid in a "direct rollover", or (2) paid directly to such ESOP Participant. A direct rollover is a transfer of the distribution to an Eligible Retirement Plan such as an individual retirement arrangement ("IRA") or to an employer retirement plan.

     If a direct rollover is chosen, the distribution will not be taxed in the current year for federal tax purposes and no income tax will be withheld; rather, the incurrence of such a taxable event will be deferred until distribution by the ESOP Participant's Eligible Retirement Plan directly to such ESOP Participant. If the ESOP distribution is paid directly to the ESOP Participant, the distribution will be taxed in the year in which it is received unless, within 60 days of such payment, the participant rolls it over to an IRA or another plan that accepts rollovers. If the distribution is received before age 59 1/2, an additional 10% tax may be imposed. If the ESOP distribution is not rolled over to an Eligible Retirement Plan, special tax rules may apply and reduce the amount of tax owed. Additionally, the ESOP Trust is required to withhold, for federal income tax purposes, an amount equal to 20% and, with respect to Iowa residents, an additional 5% of the value of the distributions made directly to ESOP Participants for state income tax purposes.

     Because the distribution from the ESOP will consist primarily of Top Air Shares and because income tax withholding must be remitted in cash, participants who elect to receive a distribution of their ESOP accounts will be requested to remit to the ESOP plan administrator an amount equal to 20% of the value of their distribution and appropriate amounts to cover state tax withholding requirements in order that the withholding may be accomplished and the distribution made in a timely manner.

     An eligible rollover distribution that is paid to the ESOP Participant may still be rolled over in whole or in part to an IRA or another employer plan that accepts rollovers. The rollover must be made within 60 days after the distribution is received. Subject to the withholding requirements discussed above, federal tax on that portion of the distribution that is rolled over will be deferred until it is taken out of the IRA or the employer plan. Up to 100% of the eligible rollover distribution, including an amount equal to the 20% that was withheld, may be rolled over. Since an ESOP Participant who does not elect a direct rollover is required to advance to the ESOP Trustee cash in the amount to be withheld for federal and state purposes, all or part of the Top Air Shares distributed to such ESOP Participant may be rolled over to the IRA or the employer plan within such 60 day period, and the ESOP Participant may seek a refund of the amount withheld. The ESOP Participant will be taxed on the portion of the Top Air Shares not timely rolled over to an IRA or other qualified plan.

     If an ESOP Participant receives a payment before reaching age 59 1/2 and it is not rolled over, a penalty tax equal to 10% of the distribution may be imposed in addition to the regular income tax. The additional
10% tax does not apply to the distribution if it is (1) paid to a Participant because of termination of employment during or after the year in which the Participant reaches age 55, (2) paid because of retirement due to disability, (3) paid as equal (or

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
almost equal) payments over the Participant's life or life expectancy (or the participant's and his beneficiary's lives or joint life expectancies), or (4) used to pay certain medical expenses.

     As discussed above, if the eligible rollover distribution is not rolled over, it will be taxed in the year received. However, if it qualifies as a "lump sum distribution," it may be eligible for the special tax treatment discussed in the next paragraph. A lump sum distribution is a payment, within one year, of the entire balance of an ESOP Participant under the ESOP that is payable because the Participant has reached age 59 1/2 or has separated from service with the employer. For a payment to qualify as a lump sum distribution, the ESOP Participant must have been in the plan for at least five years.

     If a lump sum distribution is received after age 59 1/2, the ESOP Participant may be able to make a one time election to figure the tax on the payment by using "five year averaging" or "ten year averaging." Five-year averaging treats the payment much as if it were paid over five years. If the ESOP Participant receiving the lump sum distribution was born before January 1, 1936, a one-time election to figure the tax on the payment by using "ten year averaging" (using 1986 tax rates) instead of five year averaging (using current tax rates) may be made. Like the five year averaging rules, ten year averaging often reduces the tax owed. A lump sum distribution received by an ESOP Participant before he or she reaches age 59 1/2 will not qualify for this special tax treatment.

     There are other limits on the special tax treatment for lump sum distributions. For example, an ESOP Participant can generally elect this special tax treatment only once in his lifetime, and the election applies to all lump sum distributions received in that same year. If a payment from the ESOP has been rolled over, this special tax treatment for later payments from the ESOP. If the distribution is rolled over to an IRA, the special tax treatment cannot be used for later payments from the IRA. Also, if only a portion of the distribution is rolled over to an IRA, this special tax treatment is not available for the remainder of the payment.

     The distribution of Top Air Shares will not be considered to be a distribution of employer securities eligible for deferral of tax on the net unrealized appreciation of the stock until the stock is later sold.

     In general, the rules summarized above that apply to payments to employees also apply to payments to surviving spouses of employees and to spouses or former spouses who are "alternate payees" under a "qualified domestic relations order," which is an order issues by a court, usually in connection with a divorce or legal separation. Some of the rules summarized above also apply to a deceased employee's beneficiary who is not a spouse.

     A surviving spouse, an alternate payee, or another beneficiary is not subject to the additional 10% tax described above, even if that person is younger than age 59 1/2.

     Although Clay Holding will submit an application to the IRS for the issuance of a determination letter as to the continued qualification of the ESOP under Section 401(a) of the Code upon termination and the tax-exempt status of the ESOP Trust under Section 501 of the Code, it is unlikely that such determination letter will be issued prior to the termination of the ESOP and the distribution of the Top Air Shares to the ESOP Participants in connection therewith. Clay Holding has received an opinion of counsel with respect to the continuation of such qualification and status, which opinion is based upon, among other things, the Code, the regulations promulgated thereunder, and certain private letter rulings currently in effect. Such opinion of counsel is not binding upon the IRS. Although it is believed that distributions of this type are generally ruled upon favorably by the IRS, no assurance can be given that a favorable determination will ultimately be received from the IRS or that the position of counsel will not be challenged by the IRS. If the termination of the ESOP would result in the disqualification of the ESOP as a Qualified Retirement Plan, then certain adverse tax consequences may result in connection with the cancellation of the ESOP

Debt and the ESOP Participants may be required to recognize taxable income in connection with the distribution from the ESOP of the Top Air Shares and other assets to the ESOP Participants. See "INVESTMENT CONSIDERATIONS - Tax Consequences of the ESOP Distribution."

     BECAUSE OF THE COMPLEXITY OF THE TAX LAWS DISCUSSED ABOVE, AND BECAUSE THE TAX CONSEQUENCES TO A ESOP PARTICIPANT WHO ELECTS NOT TO RECEIVE A "DIRECT ROLLOVER DISTRIBUTION" FROM THE ESOP MAY BE SIGNIFICANT, IT IS RECOMMENDED THAT EACH ESOP PARTICIPANT CONSULT HIS OR HER PERSONAL TAX ADVISOR CONCERNING THE APPLICATION OF THESE FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION.

               FEDERAL SECURITIES LAW; RESTRICTIONS ON TRANSFER

     The Top Air Shares to be issued in connection with the Proposed Transaction and distributed to the ESOP Participants have been registered under the Securities Act so that such shares may be sold without restriction (subject to the one year lock-up period described below and the restrictions upon the transferability of the Hold-Back Stock) by such ESOP Participants are not deemed to be "affiliates" of Clay Holding and who do not become affiliates of Top Air. With respect to Clay Holding, the term "affiliate" would include any person who, directly or indirectly, controls, or is controlled by, or is under common control with, Clay Holding at the time that the Purchase Agreement is submitted to a vote of the shareholders of Clay Holding at the Special Meeting. Generally, all directors and executive officers of Clay Holding are considered "affiliates." An affiliate of Clay Holding who desires to resell his or her Top Air Shares must sell such stock either pursuant to an effective registration statement, in accordance with applicable provisions of Rule 145(d) under the Securities Act or in transactions otherwise exempt from registration under the Securities Act.

     Rule 145(d) requires that if persons deemed to be affiliates wish to resell their stock within the first two years after receiving it, they may do so only pursuant to and within the quantity of other limitations of Rule 144 under the Securities Act. After two years, if such a person is not an affiliate of Top Air and Top Air is current in the filing of its periodic reports under the Exchange Act, a former affiliate of Clay Holding may resell Top Air Common Stock received in the Proposed Transaction freely and without limitation. After three years, if such a person is not a Top Air affiliate, he or she may resell Top Air Common Stock so received freely and without limitation without regard to the status of Top Air's periodic reports under the Exchange Act.

     In addition, none of the shares of Top Air Common Stock distributed to an ESOP Participant or to his or her Eligible Retirement Plan will be transferable or assignable without the prior written consent of Top Air for a period of one year following the closing of the Proposed Transaction except by operation of law. In the event of a transfer by operation of law, the transferee or assignee of such shares shall be bound by the same restriction. Certificates evidencing the Top Air Shares will bear a legend as to the restrictions upon their transferability. Also, none of the shares of Hold-Back Stock will be transferable during the two-year escrow period. See "TERMS OF THE PROPOSED TRANSACTION - General Description of the Proposed Transaction."

                       RIGHTS OF DISSENTING STOCKHOLDERS

     Any ESOP Participant has the right to dissent from the Proposed Transaction and to receive the fair value of his or her shares in cash if such participant follows the procedure set forth under the Iowa Business Corporation Act and summarized below:

     Under Division XIII of the Iowa Business Corporation Act (a copy of which is attached hereto as Exhibit A), any ESOP Participant may object to the Proposed Transaction and demand payment of the fair value of his or her shares of Clay Holding held by the ESOP, if the Proposed Transaction is consummated, by (i) delivering to Clay

Holding, before the vote is taken with respect to the Proposed Transaction, a written notice of the ESOP Participant's intent to demand payment for his or her shares if the proposed action is effectuated, together with the ESOP Trustee's written consent to the dissent, and (ii) not directing the ESOP Trustee to vote his or her allocated shares in favor of the Proposed Transaction.

A DIRECTION TO THE ESOP TRUSTEE TO VOTE "AGAINST" THE PROPOSED TRANSACTION WILL NOT CONSTITUTE WRITTEN NOTICE OF AN INTENTION TO DEMAND PAYMENT; HOWEVER, SUCH A DIRECTION OR A PARTICIPANT'S FAILURE TO DIRECT THE ESOP TRUSTEE WITH RESPECT TO THE PROPOSED TRANSACTION WILL SUFFICE AS NOT DIRECTING THE ESOP TRUSTEE TO VOTE IN FAVOR OF THE PROPOSED TRANSACTION.

     Under the terms of the Purchase Agreement, the obligations of Top Air to consummate the Proposed Transaction are subject to the condition that no person entitled to dissenter's rights shall have asserted such rights. If the Proposed Transaction is approved and Top Air chooses to waive this condition, Top Air will notify by letter each ESOP Participant who has complied with the foregoing provisions within ten (10) days after the Special Meeting. Such letter will supply a form demanding payment, state where the payment demand must be sent, and set a date by which Top Air must receive the payment demand. A dissenting Participant must then demand payment and certify whether the Participant acquired beneficial ownership of the shares before the date stated in the letter. On the Closing Date or upon receipt of a payment demand, whichever occurs later, Top Air will pay each dissenting ESOP Participant who complied with the foregoing provisions the amount which Top Air estimates to be the fair value of the dissenting Participant's allocated shares, plus accrued interest. If (i) within thirty (30) days after Top Air has made or offered payment for the dissenting ESOP Participant's allocated shares the dissenting participant believes the amount paid or offered is less than the fair value of the shares or that the interest due is incorrectly calculated or (ii) Top Air fails to make payment within sixty (60) days after the date set for demanding payment, the dissenting ESOP participant may notify Clay Holding in writing of the dissenter's own estimate of the fair value of the allocated shares and the amount of interest due, and demand payment of his or her estimate (less any payment made by Top Air) or reject Top Air's offer and demand payment of the fair value of his or her shares and the interest due.

     If a demand for payment remains unsettled, Top Air must commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If Top Air does not so commence the proceeding, it shall pay each dissenter whose demand remains unsettled the amount demanded. The court may appoint one or more persons as appraisers to recommend decision on the question of fair value immediately before the Closing of the Proposed Transaction, exclusive of any appreciation or depreciation in anticipation of the Proposed Transaction unless such exclusion would be inequitable. All costs and expenses of such proceedings would be assessable against Top Air, however, the Court may assess costs against the dissenter to the extent it finds that such dissenter acted arbitrarily, vexatiously or not in good faith. Attorneys' fees are generally borne by the party incurring such fees.

     If Clay Holding and Clay Equipment do not consummate the Proposed Transaction within sixty (60) days after the date set for demanding payment, a new letter must be sent to each ESOP Participant who has complied with the foregoing provisions and the payment demand procedure repeated.

     The above summary of the provisions regarding the rights of the dissenting ESOP Participants under the Iowa Business Corporation Act is qualified in its entirety by the text of Division XIII of such Act which is attached hereto as Exhibit A. Interested ESOP Participants should consult their own counsel for further information regarding dissenters' rights under Iowa law.

                        PRO FORMA FINANCIAL INFORMATION

     The unaudited pro forma financial information set forth below presents the pro forma condensed balance sheet of Top Air and Clay Equipment as of February 28, 1995, as if the Proposed Transaction (and related issuance of Top Air Common Stock) had been consummated at such date. In addition, the unaudited pro forma condensed statements of income of Top Air and Clay Equipment for the fiscal year ended May 31, 1994, and the nine-month period ended February 28, 1995, is presented as if the Proposed Transaction (and related issuance of Top Air Common Stock) had been consummated as of the beginning of the respective periods. The pro forma adjustments do not reflect any operating efficiencies and cost savings which Top Air believes are achievable or the cost of achieving any such operating efficiencies and cost savings.

     The following unaudited pro forma financial information has been prepared from, and should be read in conjunction with, the Financial Statements, including the notes thereto, of Top Air and of Clay Holding, respectively, included elsewhere in this Prospectus/Information Statement or incorporated herein by reference.

     The unaudited pro forma financial information presented below has been prepared using the purchase method of accounting, whereby the total cost of the acquisition of the business, assets and operations of Clay Equipment will be allocated to the tangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of the Proposed Transaction.

     The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of the financial position or operating results that would have occurred had the Proposed Transaction been consummated on the dates, or at the beginning of the period, for which the consummation of such transaction is being given effect, nor is it necessarily indicative of future operating results or financial position.

TOP AIR MANUFACTURING, INC.
PRO FORMA CONDENSED BALANCE SHEET (UNAUDITED)

FEBRUARY 28, 1995


                                                              CLAY            PRO FORMA          PRO FORMA
ASSETS                                       TOP AIR        EQUIPMENT        ADJUSTMENTS         COMBINED
- ------------------------------------------------------------------------------------------------------------
Current Assets
     Cash                                  $        50     $     1,550     $      -             $     1,600

     Receivables                             2,938,672         580,394            -               3,519,066

     Condemnation award receivable                -               -             50,000 <F3>

                                                                               550,000 <F1>         600,000

     Inventories                             2,033,595       1,018,551       1,283,156 <F1>       4,335,302

     Other                                     108,433          99,222            -                 207,655
                                          ------------------------------------------------------------------
          TOTAL CURRENT ASSETS               5,080,750       1,699,717       1,883,156            8,663,623

Long Term Receivables                           56,092         136,139            -                 192,231

Property and Equipment, less
     accumulated depreciation                  801,163         329,262        (329,262)<F1>         801,163

Intangibles and Other Assets                    20,491         676,664        (676,664)<F1>          20,491
                                          ------------------------------------------------------------------
                                           $ 5,958,496     $ 2,841,782     $   877,230          $ 9,677,508
                                          ==================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

     Current maturities of debt            $ 2,008,025     $ 3,110,704     $(1,402,480)<F3>     $ 3,716,249

     Accounts payable and accrued expenses   1,089,858       1,307,763        (291,078)<F3>       2,106,543
                                          ------------------------------------------------------------------
          TOTAL CURRENT LIABILITIES          3,097,883       4,418,467      (1,693,558)           5,822,792
                                          ------------------------------------------------------------------

Long-Term Debt                                 286,504            -               -                 286,504
                                          ------------------------------------------------------------------
Deferred Income Tax                             42,200            -               -                  42,200
                                          ------------------------------------------------------------------
Excess of Net Assets Acquired Over Cost           -               -            287,977 <F1>         287,977
                                          ------------------------------------------------------------------
ESOP Debt Commitment                              -          1,723,871      (1,723,871)<F2>            -
                                          ------------------------------------------------------------------
Stockholders' Equity
     Common Stock                              198,402         513,050          46,875 <F1>

                                                                              (513,050)<F2>

                                                                                 3,563 <F3>         248,840

     Additional paid-in capital                840,877       1,743,605         609,375 <F1>

                                                                            (1,743,605)<F2>

                                                                                46,313 <F3>       1,496,565

     Retained earnings (deficit)             1,492,630      (3,833,340)      3,833,340 <F2>       1,492,630
                                          ------------------------------------------------------------------
                                             2,531,909      (1,576,685)      2,282,811            3,238,035
     Less employee stock ownership
          plan debt guarantee
                                                  -         (1,723,871)      1,723,871 <F2>            -
                                          ------------------------------------------------------------------
                                             2,531,909      (3,300,556)      4,006,682            3,238,035
                                          ------------------------------------------------------------------
                                           $ 5,958,496     $ 2,841,782     $   877,230          $ 9,677,508
                                          ==================================================================

See Notes to Unaudited Pro Forma Balance Sheet.

TOP AIR MANUFACTURING, INC.

NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
- ---------------------------------------------------------------------

     (1)  To record allocation of purchase price to Clay
          Equipment assets acquired, including the excess of net assets over cost, and issuance of 750,000 shares of Top
          Air common stock, at the average of bid and asked price at February 28, 1995.

     (2)  To eliminate the Clay liabilities not assumed by Top
          Air and Clay Equipment's ESOP debt guarantee, common stock, additional paid in capital and retained deficit.

     (3) To record additional Top Air common stock issued for condemnation proceeds in excess of $500,000, as required by the purchase agreement.

TOP AIR MANUFACTURING, INC.
PRO FORMA CONDENSED STATEMENT OF INCOME (UNAUDITED)

YEAR ENDED MAY 31, 1994


                                                    Clay            Pro Forma         Pro Forma
                                    Top Air       Equipment        Adjustments        Combined
- --------------------------------------------------------------------------------------------------
Net sales                        $  5,554,182    $ 7,620,460     $     -            $ 13,174,642

Cost of goods sold                  3,725,139      5,141,293       (257,284)<F1>

                                                                   (123,684)<F4>       8,485,464
                               -------------------------------------------------------------------
          GROSS PROFIT              1,829,043      2,479,167        380,968            4,689,178
                               -------------------------------------------------------------------

Operating expenses:

     Selling                          772,980      1,555,291           -               2,328,271

     Other                            598,447      1,637,148       (156,181)<F2>

                                                                    (33,265)<F3>

                                                                   (252,685)<F5>       1,793,464
                               -------------------------------------------------------------------
                                    1,371,427      3,192,439       (442,131)           4,121,735
                               -------------------------------------------------------------------
     OPERATING INCOME (LOSS)          457,616       (713,272)       823,099              567,443
                               -------------------------------------------------------------------

Financial income (expense):

     Interest income                    6,507         29,045           -                  35,552

     Interest expense                 (61,432)      (107,965)         2,562 <F6>        (166,835)
                               -------------------------------------------------------------------
                                      (54,925)       (78,920)         2,562             (131,283)
                               -------------------------------------------------------------------
          INCOME (LOSS) BEFORE
            INCOME TAXES              402,691       (792,192)       825,661              436,160

Federal and state
  income taxes (credits)              159,181            489        (50,000)<F7>         109,670
                               -------------------------------------------------------------------
          NET INCOME (LOSS)      $    243,510    $  (792,681)    $  875,661         $    326,490
                               ===================================================================

Income (loss) per common share                                                      $       0.08
                                                                                  ================
Weighted average number of
     shares outstanding                                                                3,924,100
                                                                                  ================

See Notes to Unaudited Pro Forma Statements of Income.

TOP AIR MANUFACTURING, INC.
PRO FORMA CONDENSED STATEMENT OF INCOME (UNAUDITED)

NINE MONTHS ENDED FEBRUARY 28, 1995


                                                    Clay            Pro Forma         Pro Forma
                                    Top Air       Equipment        Adjustments        Combined
- --------------------------------------------------------------------------------------------------
Net sales                        $  3,250,605    $ 5,067,672     $     -            $  8,318,277

Cost of goods sold                  2,226,950      4,100,902        241,268 <F1>

                                                                    (95,596)<F4>       6,473,524
                               -------------------------------------------------------------------
     GROSS PROFIT                   1,023,655        966,770       (145,672)           1,844,753
                               -------------------------------------------------------------------

Operating expenses:

     Selling                          424,418      1,150,408           -               1,574,826

     Other                            501,893      1,253,277       (117,136)<F2>

                                                                    (36,985)<F3>

                                                                   (184,850)<F5>       1,416,190
                               -------------------------------------------------------------------
                                      926,311      2,403,685       (338,971)           2,991,025
                               -------------------------------------------------------------------
     OPERATING INCOME (LOSS)           97,344     (1,436,915)       193,299           (1,146,272)
                               -------------------------------------------------------------------

Financial income (expense):

     Interest income                    6,718         40,182           -                  46,900

     Interest expense                 (56,801)      (282,862)       124,706 <F6>        (214,957)
                               -------------------------------------------------------------------
                                      (50,083)      (242,680)       124,706             (168,057)
                               -------------------------------------------------------------------
     INCOME (LOSS) BEFORE
      INCOME TAXES                     47,261     (1,679,595)       318,005           (1,314,329)

Federal and state
  income taxes (credits)               18,700          3,561       (365,261)<F7>        (343,000)
                               -------------------------------------------------------------------
     NET INCOME (LOSS)           $     28,561    $(1,683,156)    $  683,266         $   (971,329)
                               ===================================================================

Income (loss) per common share                                                      $      (0.25)
                                                                                  ================
Weighted average number of
  shares outstanding                                                                   3,956,854
                                                                                  ================

See Notes to Unaudited Pro Forma Statements of Income.

TOP AIR MANUFACTURING, INC.

NOTES TO UNAUDITED PRO FORMA STATEMENTS OF INCOME
- -----------------------------------------------------------------------------


      (1) To record adjustments to account for Clay Equipment inventories on the lower of cost (first-in, first-out method) or market.

      (2) To amortize excess of assets acquired over cost over a 10 year period using the straight-line method.

      (3)  To eliminate amortization of Clay Equipment goodwill.

      (4) To eliminate depreciation on Clay Equipment property and equipment.

      (5)  To eliminate Clay Equipment ESOP contribution.

      (6) To eliminate interest expense on Clay Equipment liabilities not assumed.

      (7)  To adjust for the income tax effects of the combination.

                     INFORMATION REGARDING TOP AIR


THE BUSINESS OF TOP AIR

Business Development.  Top Air was incorporated under the laws of
- --------------------
the State of Iowa in 1981. Top Air manufactures and markets several products including sprayers, the Auger Dolly, the Straw
Command, and a line of sprayer replacement parts.

Principal Products and Markets
- ------------------------------

Sprayers.  Top Air currently manufactures several types of
- --------
agricultural sprayers including skid mount, two-wheel models, three-wheel models, saddle tank models, home lawn models, trailer sprayers, tandem wheel sprayers, Master Link sprayers, Terrain Master sprayers and models which can be mounted in the bed of a pickup truck. The sprayers are sold in sizes ranging from a 14 to 1,000 gallon capacity. Top Air also offers various accessories for the sprayers including several models of folding and self-leveling booms in various lengths and designs.

The sprayers are used primarily for farming activities. They can be pulled directly by a tractor or they can be hooked to a disc so that their combined functions allow the farmer to eliminate one trip over the ground. The sprayers are used for spraying jobs of all types, including the spraying of chemicals, fertilizers, insecticides and weed killers. They are used by farmers and commercial sprayers primarily for row crops, but can also be used on other crops, golf courses, cemeteries, etc. The wheels may be adjusted to compensate for difficult row crop widths. Trees and shrubs may be sprayed by a hand gun attachment to the sprayers.

Auger Dolly.  Grain augers are generally used by farmers or grain
- -----------
elevator operators to fill or empty grain storage facilities. Without use of the Auger Dolly, the augers are difficult to transport to a new location. Several individuals may be required to lift and move them. The Auger Dolly is designed to lift the end of the auger which enables one or two individuals to more easily move the grain auger to a new location.

There are two models of Auger Dollies; i.e., a standard model and an economy model. At the present time, Top Air is manufacturing eight models of collars for the Auger Dolly, the device by which the auger dolly is attached to the grain auger.

Straw Command.  The Straw Command is attached to the rear of a
- -------------
combine to allow straw and harvest trash to be spread evenly over the field, resulting in a better soil bed for spring planting and helping to prevent wind and water erosion.

Sprayer Parts.  Top Air stocks a full line of repair and
- -------------
replacement parts to fit all popular models of sprayers. Top Air distributes these parts to retailers and utilizes them in its own manufacturing processes. Top Air has actively promoted these sprayer parts and has established itself as a major supplier in the replacement parts market.

Other Products.  Top Air also custom manufactures products for
- --------------
other firms on a contract basis. Traditionally, these have been limited production runs of new designs.

Method of Distribution.  Top Air has six salesmen and four
- ----------------------
manufacturers' representatives calling upon dealers and distributors in twelve states. Efforts are on going to continue expanding its sales territory into additional states and to further enhance market penetration in the current marketing areas. Top Air is selling its products primarily to implement dealers, farm supply stores and feed stores located primarily in lesser populated agricultural areas for resale to farmers, tradesmen and to the general public for commercial and individual use.

Seasonal Factors.  The sale of sprayers, sprayer parts and sprayer
- ----------------
booms is seasonal with approximately 80% of its sprayer sales being made from December 1 through May 31 of each year. A large percentage of Auger Dollies and Straw Command units are sold during the summer and early fall months in anticipation of the harvesting season.

Competitive Conditions.  Top Air competes with a large number of
- ----------------------
other agricultural equipment manufacturers and suppliers who distribute sprayers and sprayer parts. Top Air's products, however, are considered sufficiently different so that Top Air can establish and maintain a market for its products. In addition, Top Air offers a full line of sprayer products that add to Top Air's ability to penetrate the market. Top Air sells sprayers and fall harvest products on a dated billing program. Under this program, finance charges are suspended until May 10 for sprayers, and October 10 for harvest products to allow Top Air's dealers an incentive to stock larger quantities of products without the necessity to commit financial resources several months in advance. This also allows Top Air to plan its production on a more convenient basis.

Major Customers.  The customer base is sufficiently broad that no
- ---------------
customer accounts for 10% or more of Top Air's sales.

Backlog Orders.  Top Air had no material sales backlog as of May 1,
- --------------
1995 or May 31, 1994. Because of the seasonality of its business, Top Air would normally have little or no sales backlog at the end of its fiscal year. See "Seasonal Factors."

Source and Availability of Raw Materials.  Top Air currently
- ----------------------------------------
manufactures the frames for the sprayers but the remaining component parts are purchased for assembly in Top Air's plant. See "TERM OF THE PROPOSED TRANSACTION - Background and Reasons for the Proposed Transaction." Top Air purchases its raw materials from a number of suppliers. Top Air has had no difficulty in obtaining component parts and does not anticipate any difficulty in obtaining sufficient component parts and raw materials as production increases.

Patents and Trademarks.  Top Air has received a design patent on
- ----------------------
the three-wheel sprayer, the master-link sprayer and the self-leveling boom, and has trademark registrations for Top-Air(R) and E-Z Boy(R). While Top Air believes that its patents and trademarks have significant value, Top Air is not dependent upon patents, trademarks, service marks or copyrights.

Product Warranty.  Top Air has warranted the sprayers, sprayer
- ----------------
booms, Straw Commands, Auger Dollies and other products manufactured by it to be free from defects in material and workmanship under normal use and service for a period of twenty-four months after date of purchase. Top Air carries product liability insurance. See "INVESTMENT CONSIDERATIONS - Uninsured
Losses."

Environmental Compliance.  Top Air believes that it is presently in
- ------------------------
substantial compliance with all existing applicable environmental laws and does not anticipate that such compliance will have a material effect on its future capital expenditures, earnings or competitive position.

Employees.  On May 1, 1995, Top Air's plant and executive offices
- ---------
employed 47 people on a full-time basis. Of this number, five are officers and the remainder are sales representatives, production workers, secretaries and truckers. None of Top Air's employees are covered under collective bargaining agreements. However, Top Air has agreed to recognize the IAMAW as the exclusive bargaining agent for employees who were included in the IAMAW bargaining unit at Clay Equipment. See "TERMS OF THE PROPOSED TRANSACTION - Operations After the Consummation of the Proposed Transaction."

Research and Development.  Research and development costs incurred
- ------------------------
for the years ended May 31, 1994 and 1993 were $150,242 and $90,846, respectively. Research and development activities consist primarily of wages paid for the design and testing of new equipment and improvements to existing equipment.


PROPERTIES

Top Air owns eight acres of land in Parkersburg, Iowa. The facilities located on this land consist of a building containing the executive offices (approximately 1,600 square feet), assembling area (approximately 2,400 square feet) and manufacturing area (approximately 10,000 square feet). The facilities are constructed out of steel. Although Top Air believes the plant has sufficient capacity to construct its products for the foreseeable future, Top Air believes the contemplated relocation of the combined operations of Top Air and Clay Equipment to the New Facility would result in significant operating synergies and efficiencies. See "TERMS OF THE PROPOSED TRANSACTION - Background and Reasons For the Proposed Transaction," "Financing" and "Operations After the Consummation of the Proposed Transaction."

Top Air also owns a warehouse in Parkersburg, Iowa (containing approximately 8,700 square feet) which was purchased from a former officer for $80,000 on December 20, 1988. This property is being financed through a contract with the former officer which is being amortized annually through January 1997.

Top Air believes its facilities are adequately insured.


LEGAL PROCEEDINGS

There are no material legal proceedings pending to which Top Air is a party or of which any of its property is the subject.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION

Nine Months Ended February 28, 1995, Compared to Nine Months Ended
- ------------------------------------------------------------------
February 28, 1994
- -----------------

Net Sales.  Net sales for the third quarter and nine months ended
- ---------
February 28, 1995 increased 15% to $2,281,271 and 12% to $3,250,605, respectively, compared to $1,991,189 and $2,911,617 for the same periods of the previous year. The increases were a result of an overall favorable agricultural industry and a strong demand for Top Air's new line of T-Tank sprayers introduced in the 1995 model year. The backlog of orders at February 28, 1995 was approximately $ 1.5 million compared to $ 1.2 million a year ago.

Operating Costs & Expenses.  Top Air's cost of goods sold decreased
- --------------------------
to 68% and 69% of sales for the third quarter and nine months ended February 28, 1995, respectively, compared to 69% and 70% for the same periods a year ago. The increases in margins were a result of fixed costs being spread over a higher volume of sales and a change in the sales mix consisting of a larger percentage of wholegoods, which carry a higher profit margin. Operating expenses increased 10% to $ 316,784 and 9% to $ 944,603 respectively, for the third quarter and nine months ended February 28, 1995 compared to $ 286,806 and $ 869,316 for the same periods of the previous year. The increases were primarily a result of expanding Top Air's research and development in order to improve product quality and enhance the product line, combined with increased marketing efforts to strengthen the image of Top Air as a manufacturer of high quality agricultural products. Accordingly, sales salaries and travel increased approximately $39,000, advertising and promotion increased approximately $15,000 and R & D expenses increased nearly $20,000 for the nine month period. Top Air anticipates that it will continue with these expanded efforts as projects and market conditions dictate.

Interest Expense.  Interest expense increased 74% to $35,888 from
- ----------------
$20,659 for the third quarter and 76% from $56,901 to $32,245 for the nine months ended February 28, 1995. The increases are a result of somewhat higher levels of short-term operating debt outstanding during the periods combined with significantly higher interest rates.

Material Changes in Financial Position.  Top Air's income from
- --------------------------------------
operations of $28,461 net additions of property and equipment of approximately $235,000 offset by $197,000 of net proceeds from long-term debt borrowings to purchase property and equipment resulted in a increase in working capital of $16,949 for the nine months ended February 28, 1995.

Liquidity and Capital Resources.  At February 28, 1995, Top Air had
- -------------------------------
working capital of $1,982,867 an increase of $280,180 over a year ago and an increase of $16,949 since May 31, 1994. The current ratio decreased to 1.64 from 3.29 at May 31, 1994. On August 26, 1994 Top Air's Board of Directors approved a plan for a building expansion project. The project would enable Top Air to increase capacity, improve product quality and gain manufacturing efficiencies. It is currently anticipated that the expansion will be approximately 30,000 square feet and will house all of production and assembly operations. The total project cost, including some updated equipment, is expected to be approximately $800,000. Top Air has been awarded $133,500 in grants and forgivable loans (subject to job creation goals) in connection with this project. It is anticipated that the balance of the funds would be provided through long-term borrowings from a financial institution; however no such commitment has as yet been made by Top Air. In view of the Proposed Transaction and resulting relocation of Top Air's current operations to the New Facility, such project has been postponed indefinitely. The costs of such relocation to the

New Facility, to the extent borne by Top Air, will not be material and will be provided through internally generated funds.

Fiscal Year Ended May 31, 1994 Compared to Fiscal Year Ended May,
- -----------------------------------------------------------------
31, 1993
- --------

Net Sales.  Net sales increased $697,275, or 14.4%, to $5,554,182
- ---------
in fiscal 1994 from $4,856,907 in fiscal 1993. Approximately $118,000, or 16.9%, of this increase was the result of increases in the sale prices charged by Top Air. The remaining increase was primarily a result of a combination of successful sales of new products introduced, increased marketing efforts and an overall favorable agricultural economy. Sales of sprayers increased $642,528 or 21.8% and replacement parts increased $54,747 or 2.9%. Top Air is continuing to develop new products and to modify existing products to meet the demands of the spraying industry.

Operating Costs and Expenses.  Cost of goods sold increased 7.6% to
- ----------------------------
$3,725,139 in fiscal 1994 from $3,461,556 in fiscal 1993.  However, cost of goods sold as a percentage of net sales decreased to 67.1% in fiscal 1994 from 71.3% in fiscal 1993. The decreased percentage was a result of three primary factors. First, Top Air was able to raise selling prices, which more than offset increased input prices. Secondly, as mentioned above, a greater percentage of sprayers were sold, as opposed to replacement parts, during the past year. Sprayers normally carry a higher profit margin than replacement parts. Finally, the fixed costs included in cost of goods sold were spread over a substantially higher volume of sales.

Operating expenses increased $98,673, or 7.8%, to $1,371,427 (or 24.7% of net sales) in fiscal 1994 from $1,272,754 (or 26.2% of net sales) in fiscal 1993. The increase resulted from expected increases in variable expenses coupled with planned increases in selling expenses and research and development expenses which enabled Top Air to expand the product line and sales. Top Air is continuing to add sales personnel, as necessary, to open up new sales territories.

Interest Expense.  Interest expense decreased $4,653, or 7.0%, to
- ----------------
$61,432 (or 1.1% of net sales) in fiscal 1994 from $66,085 (or 1.4%
of net sales) in fiscal 1993. Such decrease in interest expense resulted principally from a reduction in the average balance outstanding under Top Air's line of credit.

Income Tax Expense.  Top Air's effective income tax rate increased
- ------------------
to 39.5% of income before taxes in fiscal 1994 from 20.0% in fiscal
1993.

Material Changes in Financial Position.  Net income for fiscal 1994
- --------------------------------------
was $243,510, or 4.4% of net sales, an increase of $186,966 (or
331%) from the fiscal 1993 net income of $56,544, or 1.2% of fiscal 1993 net sales.

Liquidity.  Top Air generated cash flow from operating activities
- ---------
during fiscal 1994 of $504,670 which decreased from the cash generated in fiscal 1993 of $556,331. The decrease in cash flow was primarily due to a general increase in current assets offset with a general increase in current liabilities and an increase in net income.

Investing activities produced a negative cash flow during fiscal
1994 of $245,104 which increased over the negative cash flow in fiscal 1993 of $90,740. The change was primarily a result of increased fixed asset purchases.

Financing activities produced a negative cash flow during fiscal
1994 of $35,336 which decreased from the negative cash flow during fiscal 1993 of $300,929. The decrease in fiscal 1994 was primarily a result of an increase in net short term borrowings.

Top Air intends to use cash generated from operations and short-term bank loans to fund fiscal 1995 cash requirements. As of May 31, 1994 Top Air has a $3,000,000 line of credit, from a bank pursuant to a credit and security agreement originally dated November 10, 1989 which expires October 1, 1994, and bears interest at the prime rate plus 1/2% (currently 7.75%). As of May 31, 1994, there was no indebtedness outstanding under Top Air's line of credit.

Top Air has working capital requirements due primarily to the need to maintain inventories and to finance accounts receivable. Top Air believes it has access to sufficient working capital for its present and immediately foreseeable working capital requirements. Top Air anticipates that it will be borrowing funds seasonally, as the need arises.

Top Air's working capital increased to $1,965,918 in fiscal 1994 from $1,868,934 in fiscal 1993. The current ratio decreased to 3.29:1 in fiscal 1994 from 5.44:1 in fiscal 1993. The working capital increase is primarily due to the trade receivables, inventories and accounts payable increasing or decreasing without a proportional increase or decrease in short-term borrowing necessary to finance them.

Capital Resources.  Top Air has had minor changes in capital assets
- -----------------
during the past four years, and, except for the Proposed Transaction, anticipates no significant changes in fiscal year 1995. In connection with the Proposed Transaction, the combined long-term debt of Top Air and Clay Equipment will be refinanced through the New Financing, to consist of a single term loan and a revolving line of credit (to fund future working capital requirements). The New Financing will be provided by the Bank.
The Bank has issued to Top Air its commitment to provide the New Financing, subject to certain conditions specified therein. The New Facility will be constructed by the City and leased to Top Air (as assignee of Clay Equipment) under the New Facility Lease for an initial term of 10 years (with a renewable five year option on the party of the City, as lessor) at an annual rental of $206,664. See "TERMS OF THE PROPOSED TRANSACTION - Financing" and "PRO FORMA FINANCIAL INFORMATION."

Effects of Inflation.  Inflation and changing prices have had a
- --------------------
minor effect on Top Air's cost of sales and operating expenses.
Top Air had minor price increases during fiscal 1994 and fiscal
1993 as disclosed above.

Impact of Recently Issued Accounting Standards.  Top Air adopted
- ----------------------------------------------
FASB Statement No. 109, "Accounting for Income Taxes" for the year ended May 31, 1994. The adoption of FASB No. 109, did not have a material effect on its results of operations or financial condition.


PRINCIPAL SHAREHOLDERS

As of March 31, 1995, the following persons were known to Top Air individually or as a group, to be the beneficial owners, respectively, of more than 5% of the Common Stock. Except as otherwise noted, each person or group identified below holds sole voting and sole investment power with respect to the shares identified as beneficially owned.

                                 Number of                 Percentage of
                                 Shares Owned           Shares Outstanding
                                 ------------     -------------------------------
                                                  Prior to        After
                                                  Proposed        Proposed
   Name and Address                               Transaction     Transaction<F3>
   ----------------                               -----------     -----------

Robert J. Freeman and            1,950,000<F1>      61.43%          49.69
 Dennis W. Dudley, Trustees
 under Amended and Restated
 Voting Trust Agreement
 dated 9/15/92
9387 Dielman Industrial Dr.
St. Louis, MO 63132

Wayne C. Dudley                    771,284<F2>      24.30%          19.65
R.R. 1
Aplington, IA 50604

Robert J. Freeman                  300,250<F2>       9.46%           7.65
990 Hammond Drive
Suite 980
Atlanta, GA 30328

S. Lee Kling                       270,250<F2>       8.51%           6.89
1401 S. Brentwood Blvd.
St. Louis, MO 63144

Franklin A. Jacobs                 300,250<F2>       9.46%           7.65
9387 Dielman
Industrial Drive
St. Louis, MO 63132
- ------------------------

<F1>  The Amended and Restated Voting Trust Agreement (the "Voting
      Trust") was adopted September 15, 1992 and terminates January 4, 2000 or by earlier agreement. The names and addresses of the voting trustees are: Dennis W. Dudley, R.R. 1, Parkersburg, IA 50665; and Robert J. Freeman, 990 Hammond Drive, Suite 980, Atlanta, GA 30328. Voting power of the Shares deposited in the Voting Trust is shared equally by the trustees. Pursuant to the Voting Trust, the trustees are required to vote to elect Wayne C. Dudley, Dennis W. Dudley, Robert J. Freeman, Franklin A. Jacobs, S. Lee Kling and Sanford W. Weiss as directors.

<F2>  These shares are also included in the shares listed as being subject to the Voting Trust discussed in footnote (1).

<F3>  Assumes that the number of Top Air Shares issued upon the consummation of the Proposed Transaction will be 750,000.

BOARD OF DIRECTORS

Set forth below are descriptions of the backgrounds of the directors of Top Air.

STEVEN R. LIND, 32, has served as President of Top Air since November 1992 and was appointed Chief Executive Officer in July 1993. He also has served as a Director of Top Air since 1993. Mr. Lind had served as a Staff Accountant with McGladrey & Pullen, LLP, certified public accountants, from 1985 to 1988. From 1988 to 1992, he served as Controller of Top Air. From 1992 to 1993, Mr. Lind served as Chief Financial Officer of Top Air.

WAYNE C. DUDLEY, 63, is the founder of Top Air, has served as a Director of Top Air from 1981 to the present, and served as the Chairman of the Board and President or Chief Executive Officer of Top Air from 1981 until 1992. Mr. Dudley is currently a member of the Executive Committee.

DENNIS W. DUDLEY, 43, has served as a Director of Top Air since 1981. From 1989 until 1992, he served as President and Chief Operating Office of Top Air. Currently, Mr. Dudley is self-employed. Prior to serving as President and Chief Operating Officer of Top Air, Mr. Dudley served as executive vice-president from 1981 to 1989.

ROBERT J. FREEMAN, 66, has served as a Director of Top Air since
1990. He has been retired for 17 years. Mr. Freeman currently serves on the Executive Committee, the Audit Committee and the Salary and Stock Option Committee.

FRANKLIN A. JACOBS, 62, has served as a Director of Top Air since 1990. He currently serves on the Executive Committee and the Audit Committee. Mr. Jacobs has served as Chief Executive Officer and Chairman of the Board and a Director of Falcon Products, Inc., a St. Louis-based commercial furniture manufacturer, for approximately 20 years. He is also a member of the Board of Directors of Magna Group, Inc.

SANFORD W. WEISS, 61, has served as a Director of Top Air since 1990. Mr. Weiss currently serves on the Salary and Stock Option Committee. He has been a principal owner of Weiss & Neuman Shoe Company, an owner of retail shoe stores, for more than 16 years.

S. LEE KLING, 66, has served as a Director of Top Air and Chairman of the Board since 1990. He currently serves on the Executive Committee and the Audit Committee. Mr. Kling served as Chairman of the Board of Landmark Bancshares Corporation, a St. Louis-based bank holding company, from 1974 until 1991 and served as its chief executive officer until 1990. He also serves as Chairman of the Board of Kling Rechter Company, a merchant banking company and as a Director of the following corporations: Bernard Chaus, Inc.; E-Systems, Inc.; Hanover Direct, Inc.; Falcon Products, Inc.; Lewis Galoob Toys, Inc.; Magna Group, Inc.; and National Beverage Co.


COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation.  For their services, Top Air pays a
- ---------------------
quarterly director's fee of $1,500 to each director except Steven
R. Lind. In addition, Top Air pays to S. Lee Kling a fee of $1,000 per month for serving as Chairman of the Board and consulting services rendered to Top Air.

Executive Compensation.  The following table sets forth certain
- ----------------------
information regarding the compensation paid to the Chief Executive Officer. No executive officer of Top Air received compensation (annual salary and bonus) in excess of $100,000 during fiscal 1994.

                                    SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                            ANNUAL COMPENSATION                       COMPENSATION
                                   -------------------------------------   ---------------------------------
                                                                                    AWARDS          PAYOUTS
                                                                           ----------------------  ---------
                                                                           RESTRICTED    OPTIONS/    LTIP
    NAME AND                                                OTHER ANNUAL     STOCK        SARS      PAYOUTS     ALL OTHER
PRINCIPAL POSITION    YEAR <F1>    SALARY         BONUS     COMPENSATION    AWARD(S)    (SHARES)   (DOLLARS)  COMPENSATION <F2>
- ------------------    --------     ------         -----     ------------   ----------   ---------  ---------  -----------------
Steven R. Lind,        1994        $56,458       $17,100         --           --         10,000       --         $1,202
President and Chief
Executive Officer      1993        $47,448       $ 1,575         --           --         10,000       --         $  981


- ------------------------------

<F1>  In accordance with transitional provisions applicable to the revised rules on directors and executive officers compensation disclosure adopted by the Securities and Exchange Commission ("SEC"), as interpreted by the SEC's staff, compensation information for Top Air's 1992 fiscal year has been omitted.

<F2>  Includes a contribution of $1,110 in 1994 to the 401(k) Plan by Top Air on behalf of Mr. Lind. Also includes premiums in the amount of $92 paid by Top Air in 1994 for term life insurance.

Stock Options.  The following table sets forth certain information
- -------------
concerning stock options granted under Top Air's 1993 Stock Option Plan during fiscal 1994 to the Chief Executive Officer of Top Air:

                               OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
- -------------------------------------------------------------------------------------------

                    OPTIONS/      PERCENTAGE OF TOTAL
                      SARS           OPTIONS/SARS             EXERCISE OR
                    GRANTED      GRANTED TO EMPLOYEES          BASE PRICE       EXPIRATION
      NAME          (SHARES)        IN FISCAL YEAR          (DOLLARS/SHARE)        DATE
      ----          --------     --------------------       ---------------     ----------
Steven R. Lind      10,000<F1>           24.4%                  $.8438           1/12/04



- ------------------------------

<F1>  Each option listed above was issued at fair market value on date of grant and is exercisable in 33-1/3% annual increments, beginning on the first anniversary of the date of grant and on each anniversary thereafter. All options listed above expire ten years from date of grant, subject generally to earlier termination upon cessation of employment.

      The following table sets forth certain information concerning the number of unexercised options and value of unexercised options outstanding at May 31, 1994 with respect to the Chief Executive Officer of Top Air. No stock options were exercised during fiscal 1994.

                       AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                             AND FISCAL YEAR-END OPTION/SAR VALUES

                                                  NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED IN-
                     SHARES                          OPTIONS/SARS AT            THE-MONEY OPTIONS/SARS AT
                    ACQUIRED         VALUE             MAY 31, 1994                    MAY 31, 1994
                  ON EXERCISE      REALIZED    (EXERCISABLE/UNEXERCISABLE)      EXERCISABLE/UNEXERCISABLE
   NAME            (SHARES)       (DOLLARS)             (SHARES)                      (DOLLARS)
   ----           -----------     ---------    ---------------------------      -------------------------
Steven R. Lind       N/A             N/A              5,333/16,667                   $2,145/$5,572


Employment Arrangements.  Top Air has entered into an employment
- -----------------------
agreement, dated as of November 6, 1992, with Steven R. Lind (the "Agreement"). Under the terms of the Agreement, Mr. Lind will provide services to Top Air in exchange for annual compensation of $57,000 until such time as the Agreement is terminated. In the event Mr. Lind's employment is terminated, he would receive a one-time payment in an amount equal to fifty percent (50%) of his annual compensation, which would be $28,500 at present.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 1, 1991, Top Air refinanced a short-term note receivable from Wayne C. Dudley, a former Chief Executive Officer of Top Air, in the amount of $53,407. The note, as amended, is non-interest bearing and is payable in quarterly installments through December
31, 1994.  Top Air agreed to continue
to accept such quarterly payments in lieu of full payment on December 31, 1994, until such note is fully amortized.

Also, on January 31, 1991, Top Air accepted four notes receivable totaling $64,000 from Robert Freeman, Franklin Jacobs, S. Lee Kling and Sanford Weiss, members of the Board of Directors of Top Air, in payment of an advance made during the year ended May 31, 1990, to Parker/Marshall Group, Inc. Each of these notes was paid in full in October 1993.


         INFORMATION REGARDING CLAY HOLDING AND CLAY EQUIPMENT

THE BUSINESS OF CLAY EQUIPMENT

      Clay Equipment is engaged in the business of the design, manufacture and sale of agricultural products, including a line of agricultural spreaders sold under the trade name "Better Built." Clay Equipment competes with a large number of other agricultural equipment manufacturers and suppliers who distribute products similar to those manufactured and sold by Clay Equipment. Clay Equipment's customer base is sufficiently broad so that no customer accounts for more than 10% of Clay Equipment's sales. Clay Equipment purchases its raw materials from a number of suppliers and has not, in the past, had difficulty in obtaining component parts. The current financial condition of Clay Equipment has made purchases of component parts on credit more difficult, and it is expected that such difficulty will continue unless and until such financial condition is improved.

      On March 31, 1995, Clay Equipment's plant and executives offices employed 63 people on a full-time basis. Clay Equipment production workers are covered under a collective bargaining agreement with the IAMAW.

      Clay Equipment owns its current manufacturing facility located in Cedar Falls, Iowa, consisting of a building containing the executive offices, assembling and manufacturing areas of approximately 120,000 square feet. The facilities are constructed out of concrete and clay tile. Although the plant has sufficient capacity to support Clay Equipment's current sales levels, Clay Equipment does not believe that the design and layout of the plant is such that its manufacturing operations can be conducted efficiently. See "TERMS OF THE PROPOSED TRANSACTION - Operations After the Consummation of the Proposed Transaction."

      There are no material legal proceedings pending to which Clay Holding or Clay Equipment is a party or of which any of the properties of Clay Holding is subject.

MARKET PRICE OF AND DIVIDENDS ON CLAY HOLDING COMMON STOCK AND
RELATED SHAREHOLDER MATTERS

      There is no established public trading market for the Clay Holding common stock. However, under the terms of the ESOP Trust, upon their retirement, all ESOP Participants have the right to require the repurchase by Clay Holding of those shares of Clay
Holding stock distributable to such ESOP Participants at a redemption price equal to their fair value at the time such right is exercised. The fair value of the ESOP is determined annually by independent appraisal as of the close of each calendar year and at such other times as directed by the Advisory Committee of the ESOP. Based on such independent appraisals, the per share redemption prices for 1992 and 1993 were $16.00 and $14.00, respectively. No fair value for the ESOP was established as of year-end 1994.
However, in connection with Top Air's due diligence review of Clay Equipment, the independent appraiser who normally establishes the fair value of the ESOP Trust performed an appraisal of Clay Holding as of August 31, 1994 and concluded that the per share fair value of Clay Holding was $13.00. In view of the continuation of significant losses by Clay Equipment, its strained cash flow position and its default status under certain credit agreements, Clay Holding believes that the current per share fair value of the ESOP Trust is significantly less than $13.00. See "INFORMATION REGARDING CLAY HOLDING AND CLAY EQUIPMENT - Management's Discussion and Analysis of Financial Condition and Results of Operations."


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Results of Operations
- ---------------------

Net Sales increased from $6,381,591 in 1993 to $7,788,916 in 1994 for an increase of $1,407,325, or 22%. This increase was primarily attributable to the sales from the Better Bilt line of manure handling equipment purchased on October 15, 1993, offset by a decrease in the sales of the Clay products. Sales of the Better Bilt products, which included only a portion of the year in 1993, increased approximately $2,000,000, while the Clay products decreased approximately $600,000.

Cost of goods sold increased from $4,125,347 in 1993 to $5,960,669 in 1994 for an increase of $1,835,322, or 44%. The increase resulted from a combination of the sales increase mentioned above, the current year sales mix consisting of a larger volume of products in the Better Bilt line being sold at lower margins, and an adjustment to inventory of approximately $400,000 to reflect actual quantities and establish a reserve for obsolescence.

Operating expenses increased $113,168 or 3.8% to $3,126,577 (or 40.1% or net sales) for 1994 from $3,013,409 (or 47.2% of new sales) for 1993. This increase was primarily attributable to an increase in administrative expenses of $220,000 offset by a decrease in selling expenses of $115,000. The increase in administrative expenses resulted from professional fees and bad debt expense increasing $140,000 and $85,000, respectively. Selling expenses decreased approximately $115,000 due to reduction in size of the sales staff. As a result of this reduction, sales salaries decreased approximately $90,000 and related travel expenses decreased $30,000.

Selling expenses for 1994, which decreased by approximately $115,000 in 1994 compared to 1993, were comprised primarily of salaries and commission of $730,000 and advertising and promotions of $300,000. Administrative expenses for 1994, which increased by approximately $220,000 in 1994 compared to 1993, consisted primarily of salaries of $230,000, professional fees of $265,000, bad debts and collection expense of $90,000 and general insurance of $165,000.

Interest expense increased $109,930 or 206% to $163,206 (or 2.1% of net sales) in 1994 from $53,276 (or 8% of net sales) in 1993. This increase was a result of increased borrowing required to purchase the new product line discussed above coupled with higher interest rates in 1994.

As a result of the foregoing, the net loss for 1994 was $1,416,493 (or -18.2% of net sales) compared to the net loss for 1993 of $611,005 (or -9.6% of 1993 sales). This represents an increase in the net loss of $805,488 (or -132%) from 1993.

Liquidity and Capital Resources
- -------------------------------

Clay Equipment's principal source of funds for its working capital requirements is its cash flow from operations, coupled with available borrowings under its working capital credit line. The significant operating losses incurred by Clay Equipment during the last two years has put significant strain on Clay Equipment's cash flow from operations.

Clay Equipment's current working capital credit line expired in March 1995 and has not been renewed by the provider thereof. While no demand for payment of outstanding balances under such working capital credit line has been made by the provider thereof, no further drawdowns on such credit line may be made by Clay Equipment. Further, Clay Equipment is not in compliance with various financial covenants required to be met under its Credit Agreement with a lending institution in connection with certain term debt. At December 31, 1994, the outstanding principal balance of such term debt (which, because of its status, has been classified as current) was $825,000. While no demand for payment has been formally made, such non-compliance has not been waived by the lender. The working capital line of credit and the term debt are collateralized by substantially all of the assets of Clay Equipment. No assurance can be given that the provider of the working capital credit line or the provider of the term loan to Clay Equipment will not demand repayment and, in absence of such repayment, take all measures, including foreclosure, to enforce its rights as a secured party. Further, no assurance can be given that if demand for payment is made by either lender, Clay Equipment would be able obtain alternative financing or sell a significant amount of its assets to avoid foreclosure.

Because of the significant losses incurred by Clay Equipment during the past two years, its strained cash flow position and the default position of Clay Equipment under its working capital credit line and term loan discussed above, Clay Holding's independent accountants have issued a report which indicates that substantial doubt exist as to Clay Holding's ability to continue as a going concern.

CLAY HOLDING

      All of the issued and outstanding shares of the common stock of Clay Equipment are owned of record by Clay Holding, and all of the issued and outstanding shares of the common stock of Clay
Holding are owned by the ESOP, for the benefit of the ESOP
Participants.  As of December 31, 1994, there were 79 ESOP
Participants, including 22 inactive Participants.


                  DESCRIPTION OF TOP AIR COMMON STOCK

GENERAL

      Top Air is authorized to issue Twenty Million (20,000,000) shares of no par value common stock.

      The holders of common stock are entitled to cast one vote for each share of record on all matters to be voted on by stockholders, including the election of directors. The holders of common stock are entitled to receive dividends when and if declared by the Board of Directors out of legally available funds. In the event of liquidation, dissolution or winding up of the affairs of Top Air, the holders of the common stock are entitled to share ratably in all remaining assets available for distribution to them after the payment of liabilities and after provision has been made for each class of stock,if any, having preference over the common stock. Holders of shares of Top Air Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Top Air Common Stock. All of the outstanding shares of Top Air Common Stock are fully paid and nonassessable.

      The bid and asked prices for Top Air Common Stock are currently quoted on the NASDAQ Bulletin Board.

TRANSFER AGENT

      The transfer agent and registrar for the Common Stock is the Firstar Trust Company, Milwaukee, Wisconsin.

                  COMPARISON OF RIGHTS OF HOLDERS OF
         TOP AIR COMMON STOCK AND CLAY EQUIPMENT COMMON STOCK

GENERAL

      The rights of Clay Holding stockholders are governed by Clay Holding's Articles of Incorporation and Bylaws and Iowa law and the rights of Top Air stockholders are governed by Top Air's Articles of Incorporation and Bylaws and Iowa law. In most respects, the rights of holders of Clay Holding common stock and Top Air common stock are similar. Stockholders of each of Clay Holding and Top Air are entitled to one (1) vote per share held. Neither the holders of Clay Holding common stock nor the holders of Top Air common stock have preemptive rights to subscribe for or purchase any shares issued by their respective corporations.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Top Air, Clay Equipment and Clay Holding are all subject to the provisions of The Iowa Business Corporation Act ("IBCA"). The IBCA provides that a corporation may indemnify an officer, director, employee or agent made a party to a proceeding because he was an officer, director, employee or agent of the corporation against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity, the person reasonably believed such conduct was in the corporation's best interests; (c) in all other cases, such person reasonably believed that such conduct was not opposed to the best interests of the corporation; and (d) in the case of any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the IBCA provides that no indemnification may be made if the director was judged liable to the corporation. The IBCA also provides that in connection with any proceeding charging personal benefit to a director, no indemnification may be made if such director was adjudged liable on the basis that personal benefit was improperly received by the director. Unless otherwise limited by its charter, a corporation must indemnify a director, officer, agent or employee who successfully defends himself in a proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with such proceeding. A corporation may pay for or reimburse the reasonable expenses incurred by a director, officer, agent or employee who is a party to a proceeding in advance of the final disposition of the proceeding if such person furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct, undertakes to repay the advance if it is ultimately determined that he is not entitled to indemnification and a determination is made that the facts then known to those making the determination would not preclude indemnification. The indemnification and expense advancement provisions contained in the IBCA are not exclusive of any other rights which may be granted by the articles of incorporation or bylaws, a resolution of directors or stockholders, or an indemnification agreement; however, no indemnification may be granted if a director is found liable for breach of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or unlawful distributions.
The termination of a proceeding by judgment, order, settlement conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described above. Any indemnification under the IBCA in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. Notwithstanding the foregoing, the IBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses, if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonable entitled to indemnification, notwithstanding the fact that (i) he breached the standard of conduct required of him; or (ii) he (a) was adjudged liable to the corporation in a proceeding by or in right of the corporation or (b) he was adjudged liable on the basis that personal benefit was improperly received by him; provided that if he was so judged liable his indemnification is limited to reasonable expenses incurred.

      The Amended and Restated Articles of Incorporation of Top Air permit Top Air to indemnify directors of the Registrant to the fullest extent permitted by law and authorizes Top Air, by action of its board of directors, to provide indemnification to such of the officers, employees and agents of Top Air to such extent and to such effect as the board of directors determines to be appropriate and authorized by applicable law. The bylaws of Top Air provide for mandatory indemnification of each individual who is or was a director of Top Air to the fullest extent permitted by applicable law.

      The Amended and Substituted Articles of Incorporation of Clay Equipment provide that Clay Equipment shall indemnify any person made a party to a proceeding by reason of the fact that the person is or was a director of Clay Equipment or while a director or officer of Clay Equipment was serving at the request of Clay Equipment as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise to the fullest extent possible, except for (a) breach of a director's duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (c) transactions from which a director derived an improper personal benefit, or (d) liability under Section 496A.44 of the IBCA (which provides for liability to directors in the event of the payment of an unlawful dividend or an unlawful stock purchase or redemption).

      The Restated Articles of Incorporation of Clay Holding provide that Clay Holding shall indemnify any person made a party to a proceeding by reason of the fact that the person is or was a director of Clay Holding or while a director or officer of Clay Holding was serving at the request of Clay Holding as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise to the fullest extent possible, except for (a) breach of a director's duty of loyalty to the corporation or its stockholders,
(b) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (c) transactions from which a director derived an improper personal benefit, or (d) directors who vote for or assent to an unlawful distribution under the IBCA. The Bylaws of Clay Holding provide that Clay Holding shall indemnify and hold harmless its directors, and the directors of its subsidiaries, to the fullest extent permitted by law.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Top Air pursuant to the foregoing provisions, or otherwise, Top Air has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


          RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS

      McGladrey & Pullen, LLP served as the independent auditors for Top Air for the fiscal year ended May 31, 1994 and has been selected to serve in that capacity for the current fiscal year.

      McGladrey & Pullen, LLP served as independent auditors for Clay Equipment and Clay Holding for the year ended December 31,
1994 and has been selected to serve in that capacity for the current fiscal year.

                           LEGAL MATTERS

      The validity of the Top Air Common Stock to be issued in connection with the Proposed Transaction is being passed upon for Top Air by Gallop, Johnson & Neuman, L.C., St. Louis, Missouri. Certain legal matters in connection with the Proposed Transaction will be passed upon for Clay Equipment by Redfern, Mason, Dieter, Larsen & Moore, Cedar Falls, Iowa. Certain matters with respect to the amendment and termination of the ESOP will be passed upon for Clay Holding by Simmons, Perrine, Albright & Ellwood, P.L.C., Cedar Rapids, Iowa.


                              EXPERTS

      The financial statements of Top Air at May 31, 1994 and 1993 and for each of the three years in the period ended May 31, 1994 appearing in this Prospectus/Information Statement and Registration Statement have been audited by McGladrey & Pullen, LLP, independent auditors, as set forth in their report thereon appearing in such 1994 Annual Report, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      The financial statements of Clay Holding at December 31, 1994, and for each of the two years in the period ended December 31, 1994 appearing in this Prospectus/Information Statement and Registration Statement have been audited by McGladrey & Pullen, LLP, independent auditors, as set forth in a report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as such experts in accounting and auditing.

                     INDEX TO FINANCIAL STATEMENTS
Top Air Manufacturing, Inc.
      Report of Independent Public Accountants . . . . . . . . .    F-1
      Balance Sheets at May 31, 1994 and 1993. . . . . . . . . .    F-2
      Statements of Income for the Twelve Month Periods
           Ended May 31, 1994, 1993 and 1992 . . . . . . . . . .    F-4
      Statements of Stockholders' Equity for the Twelve Month
      Periods
           Ended May 31, 1994, 1993 and 1992 . . . . . . . . . .    F-5
      Statements of Cash Flows for the Twelve Month Periods
           Ended May 31, 1994, 1993 and 1992 . . . . . . . . . .    F-6
      Notes to Financial Statements. . . . . . . . . . . . . . .    F-8
      Condensed Balance Sheets at February 28, 1995 (unaudited)
           and May 31, 1994. . . . . . . . . . . . . . . . . . . . F-13
      Condensed Statements of Operations for the Nine Month Period
           Ended February 28, 1995 and 1994 (unaudited). . . . . . F-14
      Condensed Statements of Cash Flows for the Nine Month Period
           Ended February 28, 1995 and 1994 (unaudited). . . . . . F-15
      Notes to Condensed Financial Statements (unaudited). . . . . F-16

Clay Holding, Inc.
      Report of Independent Public Accountants . . . . . . . . . . F-17
      Consolidated Balance Sheet at December 31, 1994. . . . . . . F-18
      Consolidated Statements of Income for the
           Twelve Month Periods
           Ended December 31, 1994 and 1993. . . . . . . . . . . . F-20
      Consolidated Statement of Stockholder's Equity for the
           Twelve Month Periods
           Ended December 31, 1994 and 1993. . . . . . . . . . . . F-21
      Consolidated Statement of Cash Flows for the Twelve
           Month Periods
           Ended December 31, 1994 and 1993. . . . . . . . . . . . F-22
      Notes to Financial Statements. . . . . . . . . . . . . . . . F-24

                      INDEPENDENT AUDITOR'S REPORT




To the Board of Directors
Top Air Manufacturing, Inc.
Parkersburg, Iowa


       We have audited the accompanying balance sheets of Top Air Manufacturing, Inc. as of May 31, 1994 and 1993, and the related statements of income, stockholders' equity, and cash flows for the years ended May 31, 1994, 1993 and 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Top Air Manufacturing, Inc. as of May 31, 1994 and 1993, and the results of its operations and its cash flows for the years ended May 31, 1994, 1993 and 1992 in conformity with generally accepted accounting principles.





/s/ McGladrey & Pullen

Waterloo, Iowa
July 6, 1994

                                TOP AIR MANUFACTURING, INC.

                                      BALANCE SHEETS
                                  May 31, 1994 and 1993

       ASSETS (NOTE 3)                                    1994        1993
                                                       ----------  ----------
CURRENT ASSETS
 Cash and cash equivalents                             $  440,241  $  216,011
 Trade receivables, less allowance for doubtful
   accounts 1994 $47,000; 1993 $35,000                  1,069,360     881,582
 Current portion of long-term notes receivable
   (Note 4)                                                26,271      18,582
 Inventories (Note 2)                                   1,218,985   1,113,349
 Prepaid expenses                                          49,153      49,365
 Deferred income taxes (Note 5)                            20,500      11,400
                                                       ----------  ----------

       Total current assets                            $2,824,510  $2,290,289
                                                       ----------  ----------

LONG-TERM RECEIVABLES AND OTHER ASSETS
 Notes receivable, net of current portion (Note 4)     $   67,401  $   53,090
 Other assets                                               1,144       1,256
                                                       ----------  ----------
                                                       $   68,545  $   54,346
                                                       ----------  ----------

PROPERTY AND EQUIPMENT
 Land and improvements                                 $   72,740  $   53,118
 Buildings                                                450,075     449,368
 Machinery and equipment                                  509,568     424,602
 Transportation equipment                                 274,642     258,508
 Office equipment                                         132,101     124,975
                                                       ----------  ----------
                                                       $1,439,126  $1,310,571
 Less accumulated depreciation                            773,595     744,390
                                                       ----------  ----------
                                                       $  665,531  $  566,181
                                                       ----------  ----------

                                                       $3,558,568  $2,910,816
                                                       ==========  ==========



See Notes to Financial Statements.


   LIABILITIES AND STOCKHOLDERS' EQUITY                   1994        1993
                                                       ----------  ----------
CURRENT LIABILITIES
 Current maturities of long-term debt (Note 3)         $   35,813  $   34,172
 Accounts payable                                         398,595     196,536
 Accrued salaries and bonuses, including amounts
   due to officers 1994 $71,570; 1993 $5,085              134,047      28,822
 Accrued commissions payable                              104,122      96,443
 Other accrued expenses, including amounts due to
   officers and related party 1994 $6,827; 1993 $6,124     47,381      61,874
 Income taxes payable (Note 5)                            138,634       3,508
                                                       ----------  ----------

       Total current liabilities                       $  858,592  $  421,355
                                                       ----------  ----------

LONG-TERM DEBT (Note 3)                                $  154,544  $  191,521
                                                       ----------  ----------

DEFERRED INCOME TAXES (Note 5)                         $   42,200  $   38,200
                                                       ----------  ----------

COMMITMENTS (Note 6)

STOCKHOLDERS' EQUITY (Note 3)
 Capital stock, common, no par value; stated value
   $.0625 per share; authorized 20,000,000 shares;
   issued 1994 and 1993 3,174,100 shares (Note 6)      $  198,381  $  198,381
 Additional paid-in capital                               840,700     840,700
 Retained earnings                                      1,464,169   1,220,659
                                                       ----------  ----------
                                                       $2,503,250  $2,259,740
                                                       ----------  ----------


                                                       $3,558,586  $2,910,816
                                                       ==========  ==========



                                        TOP AIR MANUFACTURING, INC.

                                           STATEMENTS OF INCOME
                                  Years Ended May 31, 1994, 1993 and 1992

                                                                     1994        1993        1992
                                                                  ----------  ----------  ----------
Net sales                                                         $5,554,182  $4,856,907  $4,650,925
Cost of goods sold                                                 3,725,139   3,461,556   3,234,370
                                                                  ----------  ----------  ----------
       Gross profit                                               $1,829,043  $1,395,351  $1,416,555
                                                                  ----------  ----------  ----------

Operating expenses:
 Selling                                                          $  772,980  $  728,291  $  720,968
 Provision for doubtful accounts                                       9,156      11,035      10,902
 Other general and administrative, including
 amounts paid to related parties 1994 $45,500;
 1993 $35,000; 1992 $29,000 (Note 7)                                 589,291     533,428     543,589
                                                                  ----------  ----------  ----------
                                                                  $1,371,427  $1,272,754  $1,275,459
                                                                  ----------  ----------  ----------

       Operating income                                           $  457,616  $  122,597  $  141,096
                                                                  ----------  ----------  ----------

Financial income (expense):
 Interest income, including amounts from
 stockholders 1994 $1,040; 1993 $5,106;
 1992 $9,491                                                      $    6,507  $   14,034  $   24,201
 Interest expense, including amounts paid to
 related party and former officer 1994 $2,403;
 1993 $3,108; 1992 $3,820 (Note 3)                                   (61,432)    (66,085)   (102,244)
                                                                  ----------  ----------  ----------
                                                                  $  (54,925) $  (52,051) $  (78,043)
                                                                  ----------  ----------  ----------

       Income before income taxes                                 $  402,691  $   70,546  $   63,053

Federal and state income taxes (Note 5)                              159,181      14,002      15,350
                                                                  ----------  ----------  ----------

       Net income                                                 $  243,510  $   56,544  $   47,703
                                                                  ==========  ==========  ==========
Earnings per common and common equivalent
 share (Note 9)                                                   $      .08  $      .02  $      .02
                                                                  ==========  ==========  ==========



See Notes to Financial Statements.



                                       TOP AIR MANUFACTURING, INC.

                                   STATEMENTS OF STOCKHOLDERS' EQUITY
                                 Years Ended May 31, 1994, 1993 and 1992

                                                       Capital    Additional
                                                        Stock,     Paid-In       Retained
                                                       Issued      Capital       Earnings      Total
                                                      ---------   ----------    ----------   ----------

Balance, May 31, 1991                                 $ 198,381   $ 840,700     $1,116,412   $2,155,493
 Net income                                                  --          --         47,703       47,703
                                                      ---------   ---------     ----------   ----------
Balance, May 31, 1992                                 $ 198,381   $ 840,700     $1,164,115   $2,203,196
 Net income                                                  --          --         56,544       56,544
                                                      ---------   ---------     ----------   ----------
Balance, May 31, 1993                                 $ 198,381   $ 840,700     $1,220,659   $2,259,740
 Net income                                                  --          --        243,510      243,510
                                                      ---------   ---------     ----------   ----------
Balance, May 31, 1994 (Note 3)                        $ 198,381   $ 840,700     $1,464,169   $2,503,250
                                                      =========   =========     ==========   ==========


See Notes to Financial Statements.


                                      TOP AIR MANUFACTURING, INC.

                                        STATEMENTS OF CASH FLOWS
                                Years Ended May 31, 1994, 1993 and 1992

                                                        1994         1993         1992
                                                     -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                          $   243,510  $    56,544  $    47,703
 Adjustments to reconcile net income to net
   cash provided by operating activities:
   Depreciation                                          135,220      128,733      137,303
   Amortization                                              112          112          741
   Deferred income taxes                                  (5,100)      (4,150)     (13,150)
   (Gain) loss on sale of equipment                      (11,466)      (4,684)         462
   Change in assets and liabilities:
    (Increase) decrease in trade receivables            (187,778)     259,716     (326,391)
    (Increase) decrease in inventories                  (105,636)      58,629      408,054
    (Increase) decrease in prepaid expenses                  212       31,035      (40,106)
    Decrease in income tax refund claim                       --           --      100,561
    Increase (decrease) in accounts payable
      and accrued expenses                               300,470       52,342     (287,313)
    Increase (decrease) in income taxes
      payable                                            135,126      (21,946)      25,454
                                                     -----------  -----------  -----------
       Net cash provided by operating
         activities                                  $   504,670  $   556,331  $    53,318
                                                     -----------  -----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from sale of equipment                     $    41,093  $    16,575  $     4,925
 Purchase of property and equipment                     (264,197)    (123,929)     (70,547)
 Payments received on long-term notes
   receivable                                             28,000       16,614       27,593
 Purchase of intangible asset                            (50,000)          --           --
                                                     -----------  -----------  -----------
       Net cash (used in) investing
         activities                                  $  (245,104) $   (90,740) $   (38,029)
                                                     -----------  -----------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from short-term borrowings                 $ 2,915,000  $ 3,075,000  $ 2,963,000
 Principal payments on short-term borrowings          (2,915,000)  (3,329,000)  (2,909,000)
 Proceeds from long-term borrowings                           --           --       14,096
 Principal payments on long-term borrowings              (35,336)     (46,929)     (81,153)
                                                     -----------  -----------  -----------
       Net cash (used in) financing
         activities                                  $   (35,336) $  (300,929) $   (13,057)
                                                     -----------  -----------  -----------

       Increase in cash and cash
         equivalents                                 $   224,230  $   164,662  $     2,232

CASH AND CASH EQUIVALENTS
 Beginning                                               216,011       51,349       49,117
                                                     -----------  -----------  -----------
 Ending                                              $   440,241  $   216,011  $    51,349
                                                     ===========  ===========  ===========


See Notes to Financial Statements.


                                       TOP AIR MANUFACTURING, INC.

                                        STATEMENTS OF CASH FLOWS
                                 Years Ended May 31, 1994, 1993 and 1992

                                                        1994         1993         1992
                                                     -----------  -----------  -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION
 Cash payments (receipts) for:
   Interest                                          $    61,750  $    69,761  $   107,946
   Income taxes                                      $    29,155  $    40,098  $   (97,515)

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES
 Long-term note receivable received in payment
   for sale of intangible asset (Note 4)             $    50,000
                                                     ===========


See Notes to Financial Statements.


                       TOP AIR MANUFACTURING, INC.

                      NOTES TO FINANCIAL STATEMENTS




Note 1.   Nature of Business and Significant
            Accounting Policies

          Nature of business:

             The Company's operations consist of the design, manufacture and sale of agricultural equipment and sprayer repair and replacement parts to dealers located primarily in twelve midwestern states on credit terms that the Company establishes for individual customers.

          Significant accounting policies:

             Revenue recognition:

               Sales of all products are recognized as goods are shipped.

             Cash and cash equivalents:

               For purposes of reporting cash flows, the Company considers all money market funds and savings accounts to be cash equivalents.

             Inventories:

               Inventories are valued at the lower of cost (first-in, first-out method) or market.

             Property and equipment and depreciation:

               Property and equipment is carried at cost. Depreciation on property and equipment is computed by the straight-line method.

             Income taxes:

               Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.
               Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Reference should also be made to Note 4 regarding a change in the method of accounting for income taxes.

             Research and development:

               Research and development costs are charged to operations as they are incurred.

                      NOTES TO FINANCIAL STATEMENTS


Note 2.   Composition of Inventories

          Inventories at May 31, 1994 and 1993 consisted of the following:
                                                                               1994           1993
                                                                            ----------     ----------
             Raw materials                                                  $   31,491     $   48,718
             Work in process                                                    40,720         71,827
             Finished goods                                                  1,146,774        992,804
                                                                            ----------     ----------
                                                                            $1,218,985     $1,113,349
                                                                            ==========     ==========

Note 3.   Pledged Assets and Related Debt
                                                                                   Amount Owed
                                                                            -------------------------
                                                                               1994           1993
                                                                            ----------     ----------
          The Company has a line of credit agreement with a bank
            which expires October 1, 1994, under which they may
            borrow up to $3,000,000 in current notes payable based
            on a percentage of inventory and trade receivables.
            Based on the levels of inventory and trade receivables,
            approximately $1,268,000 could be borrowed under this
            agreement on May 31, 1994.  The interest rate on
            advances under this agreement is .5% above the bank's
            prime rate (current effective rate 7 3/4%). (a)                 $       --     $       --
                                                                            ==========     ==========

          Long-term debt at May 31, 1994 and 1993 consisted of the following:
                                                                               1994           1993
                                                                            ----------     ----------
            Note payable, bank, due in monthly installments of $3,450, including interest at .75% over the bank's prime rate
              (current effective rate 8%), through September 28, 2000.(a)   $  170,357     $  198,037
            Contract payable, former officer, due in annual installments of $7,000, plus interest at 10%, through January 1, 1997,
              collateralized by a warehouse with a depreciated cost at May
              31, 1994 and 1993 of $71,337 and $74,252, respectively.           20,000         27,000
            Notes payable, other                                                    --            656
                                                                            ----------     ----------
                                                                            $  190,357     $  225,693
            Less current maturities                                             35,813         34,172
                                                                            ----------     ----------
                                                                            $  154,544     $  191,521
                                                                            ==========     ==========

(a) These borrowings are collateralized by substantially all of the assets of the Company except land and buildings. The agreements contain various restrictive covenants including, among others, ones which prohibit the payment of dividends without the bank's written consent and require the Company to maintain certain amounts of working capital and equity and financial ratios. All covenants have been complied with or waived at May 31, 1994.

          The following is a schedule by years of the maturities of the long-term debt as of May 31, 1994:

             Year ending May 31:
               1995                                                                        $   35,813
               1996                                                                            38,204
               1997                                                                            39,794
               1998                                                                            36,599
               1999                                                                            39,947
                                                                                           ----------
                                                                                           $  190,357
                                                                                           ==========

                                         NOTES TO FINANCIAL STATEMENTS




Note 4.   Notes Receivable

          Notes receivable as of May 31, 1994 consist of the following:
            8% note, $15,000 to be received June 1994 and
              $3,310, including interest, receivable quarterly
              from February 1995 through November 1997                        $ 50,000
            Stockholder, noninterest bearing, to be received
              $1,500 quarterly through November 2001                            43,672
                                                                              --------
                                                                              $ 93,672
            Less current portion                                                26,271
                                                                              --------
                                                                              $ 67,401
                                                                              ========

Note 5.   Accounting Change and Income Taxes

          Effective June 1, 1993, the Company adopted FASB Statement No. 109, Accounting for Income Taxes. The adoption of Statement 109 changes the Company's method of accounting for income taxes from the deferred method to the liability method. Under the deferred method, the Company deferred the past effects of timing differences between financial reporting and taxable income. As explained in Note 1, the liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amounts of assets and liabilities and their tax bases. The cumulative effect of the accounting change was not material.

          Net deferred tax liabilities consist of the following components as of May 31, 1994:

            Deferred tax assets:
              Allowance for doubtful notes                                    $ 16,450
              Inventory allowances                                               3,525
              Warranty reserve                                                     525
                                                                              --------
                                                                              $ 20,500
            Deferred tax liabilities, equipment                                 42,200
                                                                              --------
                                                                              $ 21,700
                                                                              ========

          The deferred tax amounts mentioned above have been classified on the accompanying balance sheet as of May 31, 1994 as follows:

            Current assets                                                    $(20,500)
            Noncurrent liabilities                                              42,200
                                                                              --------
                                                                              $ 21,700
                                                                              ========

          Income tax expense is made up of the following components:
                                                                          Year Ended May 31,
                                                                  ----------------------------------
                                                                     1994        1993        1992
                                                                  ----------  ----------  ----------
            Current tax expense:
              Federal                                             $  150,237  $   15,000  $   24,500
              State                                                   14,044       3,152       4,000
                                                                  ----------  ----------  ----------
                                                                  $  164,281  $   18,152  $   28,500
            Deferred tax expense                                      (5,100)     (4,150)    (13,150)
                                                                  ----------  ----------  ----------
                                                                  $  159,181  $   14,002  $   15,350
                                                                  ==========  ==========  ==========

                            NOTES TO FINANCIAL STATEMENTS



          Total reported tax expense applicable to the Company's operations varies from the amount that would have resulted by applying the federal income tax rate (1994 35%; 1993 and 1992 34%) to income before income taxes for the following reasons:

                                                                          Year Ended May 31,
                                                                  ----------------------------------
                                                                     1994        1993        1992
                                                                  ----------  ----------  ----------
            Income tax expense at statutory
              federal income tax rate                             $  140,942  $   20,926  $   21,438
            State tax expense, net of federal
              income tax benefit                                       9,129       2,554       2,640
            Benefit of income taxed at lower
              rates                                                   (3,350)    (10,540)    (10,675)
            Other                                                     12,460       1,062       1,947
                                                                  ----------  ----------  ----------
                                                                  $  159,181  $   14,002  $   15,350
                                                                  ==========  ==========  ==========

Note 6.   Stock Option Plans

          The Company has a stock option plan adopted in 1993 which provides for the issuance of a maximum of 250,000 shares of common stock to officers, directors and key employees at a price per share of not less than 100% of the market price at the date of grant. During the years ended May 31, 1994 and 1993, options were granted under the plan totaling 41,000 and 39,000 shares, respectively, at option prices of $.8438 and $.5938, respectively. During the year ended May 31, 1994, options for 1,000 shares were cancelled, resulting in options for 38,000 shares remaining from those issued during the year ended May 31, 1993. The options granted under this plan become exercisable over three years. Options exercisable were 12,665 and none at May 31, 1994 and 1993, respectively. None of the options granted under the plan have been exercised as of May 31, 1994.

          The Company had an incentive stock option plan adopted in 1983 which expired during the year ended May 31, 1993, which provided for the issuance of a maximum of 500,000 shares of common stock to officers and key employees at price per share of not less than 100% of the market price at the date of grant. Options granted and exercisable under this plan at May 31, 1994 and 1993 aggregate 2,000 and 14,950 shares, respectively. These options were granted at prices ranging from $.625 to $.8125 per share and expire at various dates through January 1996.


Note 7.   Research and Development

          Research and development cost included in the income statements as part of general and administrative expenses totaled $150,242, $90,846 and $85,028 for the years ended May 31, 1994, 1993 and 1992, respectively.

                      NOTES TO FINANCIAL STATEMENTS




Note 8.   Employee Benefit Plan

          The Company has a 401(k) defined contribution plan covering substantially all employees. The plan provides for a matching employer contribution based on the employee's contributions up to 10% of compensation. Additional discretionary contributions to the plan may also be made. Employer contributions for the years ended May 31, 1994, 1993 and 1992 were $15,519, $15,221 and $6,700, respectively.


Note 9.   Earnings Per Common and
            Common Equivalent Shares

          Earnings per common and common equivalent shares, assuming no dilution, have been computed on the weighted average number of common shares outstanding during the period using the treasury stock method of accounting for the dilutive common equivalent shares discussed in Note 5. The weighted average number of shares of common stock outstanding for the years ended May 31, 1994, 1993 and 1992 were 3,195,054, 3,177,614 and 3,178,830, respectively.

          Earnings per common and common equivalent shares, assuming full dilution, for the years ended May 31, 1994, 1993 and 1992 are the same as the earnings per common and common equivalent shares, assuming no dilution.

                        TOP AIR MANUFACTURING, INC.

                         CONDENSED BALANCE SHEETS

     ASSETS                             FEBRUARY 28,          MAY 31,
                                           1995               1994<F*>
                                        ------------        -----------
                                        (Unaudited)
CURRENT ASSETS
  Cash and cash equivalents             $       50          $  440,241
  Trade receivables, net of
     allowance for doubtful
     accounts February 28,
     1995 $56,000; May 31, 1994
     $47,000                             2,938,672           1,069,360

     Inventories (Note 2)                2,033,595           1,218,985
     Other current assets                  108,433              95,924
                                        ----------          ----------

         Total Current Assets           $5,080,750          $2,824,510
                                        ----------          ----------

LONG TERM RECEIVABLE AND OTHER ASSETS
  Notes receivable, net of current
     portion                            $   56,092          $   67,401
  Other assets                              20,491               1,144
                                        ----------          ----------

                                        $   76,583          $   68,545
                                        ----------          ----------

PROPERTY AND EQUIPMENT, at cost, less
  accumulated depreciation February 28,
  1995 $793,419; May 31, 1994
  $773,595                              $  801,163          $  665,531
                                        ----------          ----------
                                        $5,958,496          $3,558,586
                                        ==========          ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Short-term debt                       $2,008,025          $   35,813

  Other liabilities and accrued
     items                               1,089,858             822,779
                                        ----------          ----------

     Total current Liabilities          $3,097,883          $  858,592
                                        ----------          ----------

LONG-TERM DEBT                          $  286,504          $  154,544
                                        ----------          ----------

DEFERRED INCOME TAX CREDITS             $   42,200          $   42,200
                                        ----------          ----------

STOCKHOLDERS' EQUITY
  Common stock                          $  198,402          $  198,381
  Additional paid-in capital               840,877             840,700
  Retained earnings                      1,492,630           1,464,169
                                        ----------          ----------
                                        $2,531,909          $2,503,250
                                        ----------          ----------
                                        $5,958,496          $3,558,586
                                        ==========          ==========

<F*>Condensed from Audited Financial Statements.
See notes to Condensed Financial Statements.

                        TOP AIR MANUFACTURING, INC

               UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

                                         Nine Months Ended February 28,
Net Sales                                   1995              1994
                                         ------------     -------------
                                           $3,250,605       $2,911,617
                                           ----------       ----------
Cost and Expenses

  Cost of goods sold                       $2,226,950       $2,027,920

  Selling and administrative
     expenses                                 827,310          771,600

  Research and development
     expenses                                 117,293           97,716

  Interest expense                             56,901           32,245
                                           ----------       ----------
                                           $3,228,454       $2,929,481
                                           ----------       ----------
                                           $   22,151       $  (17,864)

Other income                                   25,010           21,430
                                           ----------       ----------

  Income before
     income taxes                          $   47,161       $    3,566

Income taxes                                   18,700            1,600
                                           ----------       ----------

Net Income                                 $   28,461       $    1,966
                                           ==========       ==========

Earnings per common share                  $      .01       $      .00
                                           ==========       ==========

Weighted Average Number of Shares           3,206,854        3,189,668
                                           ==========       ==========

See Notes to Condensed Financial Statements.

                        TOP AIR MANUFACTURING, INC.

               UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
               Nine months ended February 28, 1995 and 1994.

                                               1995             1994
                                           ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net cash (used in) operating activities  $(2,310,581)     $(1,532,280)
                                           -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales of equipment         $    54,650      $    32,100
  Purchase of property and equipment          (289,809)        (266,479)
  Payments received on long-term
     notes receivable                           20,610           28,000
  Other                                        (19,431)              --
                                           -----------      -----------

Net cash (used in) investing activities    $  (233,980)     $  (206,379)
                                           -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from short-term borrowings      $ 2,328,000      $ 1,767,000
  Principal payments on short-term
     borrowings                               (388,000)        (210,000)
  Proceeds from long-term borrowings           360,000               --
  Net proceeds from issuance of common
     stock February 28, 1995 333 shares;
     February 28, 1994 none                        198               --
  Principal payments on long-term
     borrowings                               (195,828)         (28,081)
                                           -----------      -----------

Net cash provided by
  financing activities                     $ 2,104,370      $ 1,528,919
                                           -----------      -----------

(Decrease) in Cash and Cash
  Equivalents                              $  (440,191)     $  (209,740)

CASH AND CASH EQUIVALENTS
  Beginning                                    440,241          216,011
                                           -----------      -----------
  Ending                                   $        50      $     6,271
                                           ===========      ===========

See Notes to Condensed Financial Statements.

                        TOP AIR MANUFACTURING, INC.

                  NOTES TO CONDENSED FINANCIAL STATEMENTS
                                (Unaudited)

Note 1.   Condensed Financial Statements

     The condensed balance sheet as of February 28, 1995 and the condensed statements of operations for the nine months ended February 28, 1995 and 1994 and the condensed statements of cash flows for the nine months ended February 28, 1995 and 1994, have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at February 28, 1995 and for all periods presented have been made.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principals have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's May 31, 1994 Annual report to Shareholders. The results of operations for the periods ended February 28, 1995 and 1994 are not necessarily indicative of the operating results for the full year.

Note 2.   Inventories

     Inventories consist of the following:

                                           February 28,     May 31,
                                           1995             1994
                                           ------------     ----------
     Finished Goods                        $1,557,042       $1,146,774
     Work in Process                           24,697           40,720
     Raw Materials and Supplies               451,856           31,491
                                           ----------       ----------
                                           $2,033,595       $1,218,985
                                           ==========       ==========

INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Clay Holding, Inc.
Cedar Falls, Iowa

We have audited the accompanying consolidated balance sheet of Clay Holding, Inc. and subsidiaries as of December 31, 1994 and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Clay Holding, Inc. and subsidiaries as of December 31, 1994 and the results of its operations and its cash flows for the years ended December 31, 1994 and 1993, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the financial statements, the Company has suffered recurring losses from operations. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 12. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                     /s/ McGladrey & Pullen, LLP

Waterloo, Iowa
April 11, 1995

CLAY HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1994

ASSETS (NOTE 5)
- ------------------------------------------------------------------------------------------------------
Current Assets
  Cash and cash equivalents                                                                $  128,278
  Trade receivables, less allowance for doubtful
    accounts of $70,000                                                                       595,601
  Current maturities of note receivable (Note 10)                                               5,429
  Inventories (Note 2)                                                                      1,040,685
  Prepaid expenses                                                                             98,090
                                                                                          ------------
        TOTAL CURRENT ASSETS                                                                1,868,083

Long-Term Note Receivable, less current maturities (Note 10)                                  137,014

Property and Equipment
  Land                                                                     $     3,932
  Buildings                                                                     54,880
  Machinery and equipment                                                    1,822,199
                                                                          -------------
                                                                             1,881,011
  Less accumulated depreciation                                              1,587,900        293,111
                                                                          -------------

Intangibles, principally goodwill, less
  accumulated amortization of $60,735                                                         686,321

Other Assets                                                                                   10,419
                                                                                          ------------
                                                                                           $2,994,948
                                                                                          ============


See Notes to Financial Statements.


                                    F-18


LIABILITIES AND STOCKHOLDERS' EQUITY
- ------------------------------------------------------------------------------------------------------
Current Liabilities
  Notes payable (Note 5)                                                                   $  753,017
  Current maturities of long-term debt (Note 5)                                               856,875
  Accounts payable                                                                            593,314
  Accrued expenses                                                                            508,265
                                                                                          ------------
        TOTAL CURRENT LIABILITIES                                                           2,711,471

Long-Term Debt, less current maturities (Note 5)                                              116,355

Deferred Gain (Note 10)                                                                       111,263

Commitments and Contingencies (Notes 3, 7, 9 and 13)

Stockholders' Equity
  Capital stock, common, $10 par value; authorized
    1,000,000 shares; issued 114,720 shares                                $ 1,147,200
  Retained earnings                                                          1,161,903
                                                                          -------------
                                                                             2,309,103
  Less:
    Cost of 24,681 shares of common
      stock reacquired for the treasury                                       (529,373)
    Employee stock ownership plan debt guarantee (Note 7)                   (1,723,871)        55,859
                                                                          ----------------------------
                                                                                           $2,994,948
                                                                                          ============

CLAY HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                                               1994           1993
- ------------------------------------------------------------------------------------------------------
Net sales                                                                  $ 7,788,916    $ 6,381,591
Cost of goods sold                                                           5,945,352      4,125,347
                                                                          ----------------------------

      GROSS PROFIT                                                           1,843,564      2,256,244
                                                                          ----------------------------

Operating expenses:
  Material control                                                             281,434        269,107
  Selling                                                                    1,507,861      1,622,531
  Engineering                                                                  149,048        153,884
  Administrative                                                             1,102,889        882,542
  Employee Stock Ownership Plan contributions (Note 7)                          85,345         85,345
                                                                          ----------------------------
                                                                             3,126,577      3,013,409
                                                                          ----------------------------

      OPERATING (LOSS)                                                      (1,283,013)      (757,165)
                                                                          ----------------------------

Financial income (expense):
  Interest income                                                               33,014         37,074
  Interest expense                                                            (163,206)       (53,276)
  Other                                                                            273          7,796
                                                                          ----------------------------
                                                                              (129,919)        (8,406)
                                                                          ----------------------------

                                                                            (1,412,932)      (765,571)
                                                                          ----------------------------

Gain on sale of property and equipment                                            -           154,566
                                                                          ----------------------------

      (LOSS) BEFORE INCOME TAXES                                            (1,412,932)      (611,005)

Federal and state income taxes (Note 6)                                          3,561           -
                                                                          ----------------------------

      NET (LOSS) (NOTE 2)                                                  $(1,416,493)     $(611,005)
                                                                          ============================

(Loss) per common share                                                    $    (15.47)     $   (6.41)
                                                                          ============================
Weighted average number of shares outstanding                                   91,583         95,353
                                                                          ============================


See Notes to Financial Statements

CLAY HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1994 AND 1993


- ------------------------------------------------------------------------------------------------------

                                Capital                                      ESOP
                                 Stock,        Retained      Treasury        Debt
                                 Common        Earnings        Stock       Guarantee         Total
                             -------------------------------------------------------------------------
Balance,
  December 31, 1992           $ 1,147,200    $ 3,189,401    $ (442,187)   $(1,894,561)    $ 1,999,853
   Net (loss)                        -          (611,005)         -              -           (611,005)
   Reduction in ESOP
     debt guarantee
     (Note 7)                        -              -             -            85,345          85,345
   Purchase of 4,168
     shares of common
     stock for the
     treasury                        -              -          (63,614)          -            (63,614)
                             -------------------------------------------------------------------------
Balance,
  December 31, 1993             1,147,200      2,578,396      (505,801)    (1,809,216)      1,410,579
   Net (loss)                        -        (1,416,493)         -              -         (1,416,493)
   Reduction in ESOP
     debt guarantee
     (Note 7)                        -              -             -            85,345          85,345
   Purchase of 1,684
     shares of common
     stock for the
     treasury                        -              -          (23,572)          -            (23,572)
                             -------------------------------------------------------------------------
Balance,
  December 31, 1994           $ 1,147,200    $ 1,161,903    $ (529,373)   $(1,723,871)    $    55,859
                             =========================================================================


See Notes to Financial Statements

CLAY HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                                                 1994           1993
- --------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net (loss)                                                                 $(1,416,493)   $  (611,005)
  Adjustments to reconcile net (loss) to net cash
    (used in) operating activities:
     Depreciation                                                                156,501        118,240
     Amortization                                                                 47,091         13,644
     Amortization of deferred gain                                               (14,695)          -
     (Gain) on sale of property and equipment                                       (622)      (154,566)
     Changes in assets and liabilities, net of effects
       from purchase of Better-Bilt, Inc. assets (Note 4):
        (Increase) Decrease in:
          Trade receivables                                                      250,363       (379,462)
          Inventories                                                            584,548        239,798
          Prepaid expenses                                                        72,058       (119,989)
        Increase in:
          Accounts payable                                                        63,471        234,597
          Accrued expenses                                                       108,645         21,231
                                                                            ----------------------------
            NET CASH (USED IN) OPERATING ACTIVITIES                             (149,133)      (637,512)
                                                                            ----------------------------

Cash Flows from Investing Activities
  Decrease in restricted cash                                                    118,923         81,077
  Principal payments received on notes receivable                                  2,557           -
  Proceeds from sale of property and equipment                                     7,378        158,294
  Purchase of property and equipment                                             (96,253)       (97,074)
  Purchase of certain assets of Better-Bilt, Inc. (Note 4)                          -        (1,547,056)
  Other                                                                          (10,419)          -
                                                                            ----------------------------
            NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                   22,186     (1,404,759)
                                                                            ----------------------------

Cash Flows from Financing Activities
  Proceeds from short term borrowings                                            200,000        250,000
  Principal payments on short term borrowings                                   (181,983)      (494,000)
  Proceeds from long term borrowings                                                -         1,615,000
  Principal payments on long term borrowings                                    (129,887)       (26,883)
  Purchase of common stock for the treasury                                      (23,572)       (63,614)
  Reduction of Employee Stock Ownership Plan Debt guarantee                       85,345         85,345
                                                                            ----------------------------
            NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                  (50,097)     1,365,848
                                                                            ----------------------------

            NET (DECREASE) IN CASH AND CASH EQUIVALENTS                         (177,044)      (676,423)

Cash and Cash Equivalents
  Beginning                                                                      305,322        981,745
                                                                            ----------------------------
  Ending                                                                     $   128,278    $   305,322
                                                                            ============================

CLAY HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                                                 1994           1993
- --------------------------------------------------------------------------------------------------------
Supplemental Disclosure of Cash Flow Information
  Cash payments for:
    Interest                                                                 $   156,843    $    42,515
    Income taxes                                                                   1,301            865


Supplemental Schedule of Noncash Investing and
  Financing Activities
   Note receivable from sale of property and equipment (Note 10)             $   145,000
                                                                            =============
   Deferred gain on sale of property and equipment (Note 10)                 $   125,958
                                                                            =============
   Acquisition of certain assets of Better-Bilt, Inc. (Note 4):
     Cash purchase price component                                                          $ 1,547,056
                                                                                           =============

     Inventory acquired                                                                     $   750,000
     Property and equipment                                                                      50,000
     Intangibles                                                                                747,056
                                                                                           -------------
                                                                                            $ 1,547,056
                                                                                           =============

See Notes to Financial Statements.

CLAY HOLDING, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of business:  The Company designs, manufactures, and
- -------------------
distributes livestock equipment and other agricultural related products.

The Company grants credits on an unsecured basis to its customers on credit terms established for individual customers located throughout the United States and Canada. the largest concentration of credit risk is with dealers of agricultural related products which comprise a large portion of the Company's customer base.

Significant accounting policies:
- --------------------------------

   Principles of consolidation:  The consolidated financial
   ----------------------------
   statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated in consolidation.

   Cash and cash equivalents:  For purposes of reporting cash
   --------------------------
   flows, the Company considers all money market funds and highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

   Inventories:  Inventories are valued at the lower of cost
   ------------
   (last-in, first-out method) or market since 1971.

   Property and equipment:  Property and equipment is carried at
   -----------------------
   cost. Depreciation is computed by accelerated methods over the estimated useful lives of the assets.

   Intangibles:  Intangibles, principally goodwill, are carried
   ------------
   at amortized cost. Amortization of goodwill is computed by the straight-line method over a period of fifteen years.

   Income taxes:  Deferred taxes are provided on a liability
   -------------
   method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

   Estimated warranty claims:  The Company sells its products
   --------------------------
   with a warranty that provides for repairs or replacements of most defective parts for a one year period after the sale with warranty periods of 5 years and 10 years on selected parts. At the time of sale, the Company accrues an estimate of the cost of providing the warranty based on prior experience. The estimated warranty liability totaled $60,000 at December 31, 1994 and is included in accrued expenses.

CLAY HOLDING, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

NOTE 2. INVESTORIES

The composition of inventories as of December 31, 1994 is as follows:
Inventories (on a FIFO basis):
  Materials, parts and finished products                                     $ 2,265,515
  Work in process                                                                 58,326
                                                                            -------------
                                                                               2,323,841
Less allowance to adjust the carrying value of inventories to
 last-in, first-out (LIFO) basis                                               1,283,156
                                                                            -------------
      Inventories at LIFO                                                    $ 1,040,685
                                                                            =============

Reductions of inventory quantities in 1994 and 1993 resulted in liquidations of LIFO inventory quantities carried at costs prevailing in prior years which were lower than current costs.
The effect of these reductions was to decrease the net (loss) by approximately $49,000 and $101,000 in 1994 and 1993, respectively.


NOTE 3. SELF INSURANCE AND LAWSUITS FILED

The Company elected to be self-insured for workmen's compensation liabilities until it obtained workmen's compensation insurance coverage effective February 1992.

Since October 1984, the Company has also been self-insured against product liability claims. However, effective February 1992, the company obtained product liability insurance coverage. The product liability coverage has a limit of $1,000,000 with a deductible amount of $100,000 per occurrence.

The Company remains subject to certain legal claims made and occurring before the date it obtained product liability and workmen's compensation insurance. The ultimate liability that could result from these matters cannot be presently determined.

The Company has general liability insurance coverage limited to $1,000,000 subject to a deductible amount of $100,000 per occurrence. Subsequent to year-end the Company has been named as a defendant in a lawsuit claiming unspecified damages for injuries occurring on the Company's premises. The case is in the discovery stages, and the extent of liability and damages have not yet been determined.


NOTE 4. BUSINESS COMBINATION

As of the close of business, October 15, 1993, the Company purchased certain assets relating to the Better-Bilt product line from Waste Controls, Inc. Production of Better-Bilt products since the acquisition date have occurred at the Company's Cedar
Falls location and is included in the Company's results of operations.

CLAY HOLDING, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

NOTE 5. PLEDGED ASSETS AND RELATED DEBT

Current notes payable:

   The Company has a revolving line of credit agreement with a bank which allows the Company to borrow an amount equal to various percentages of trade receivables and inventory up to a maximum amount of $500,000.  Borrowings under this agreement will bear interest at 2.25% above the Wall Street Journal's national prime lending rate (effective rate of 10.75% at December 31, 1994) and are due March 15, 1995.  This note is collateralized by substantially all assets
     of the Company.  (See Note 12)                                                           $  450,000

   Note payable, bank, due in quarterly installments of $60,625, including interest at
     2.25% above the Wall Street Journal's national prime lending rate (effective rate is 10.75% at December 31, 1994) to March 15, 1995, collateralized
     by substantially all assets of the Company. (See Note 12)                                   303,017 <F*>
                                                                                             ------------
                                                                                              $  753,017
                                                                                             ============

A summary of long-term debt follows:

   Note payable, bank, due in monthly installments of $14,783, including interest at
     2.25% above the Wall Street Journal's national prime lending rate (effective rate of 10.75% at December 31, 1994), to October 15, 2000, collateralized by
     substantially all assets of the Company.                                                 $  824,580 <F*>

   Note payable, Iowa Department of Economic Development Committee, due in
     annual installments of $12,857 to September 30, 2000, collateralized by
     inventory and trade receivables.  The note is non interest bearing.                          77,144

   Note payable, Black Hawk County Economic Development Committee, due in
     monthly installments of $967, including interest at 6%, to May 11, 1998,
     collateralized by substantially all assets of the Company.                                   35,753

   Note payable, City of Cedar Falls, due in monthly installments of $967, including interest at 6%, to May 15, 1998, collateralized by substantially all assets of the
     Company.                                                                                     35,753
                                                                                             ------------
                                                                                                 973,230
   Less current maturities                                                                       856,875
                                                                                             ------------
   Long-term portion                                                                          $  116,355
                                                                                             ============

<F*> In connection with this debt, the Company has agreed not to pay any dividends, to maintain certain levels of net worth, current asset to current liability and debt to net worth ratios. The Company was not in compliance with the covenants at December 31, 1994, and the bank has not waived these violations and therefore, the related long-term debt has been classified as current. (See
     Note 12).

CLAY HOLDING, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

Aggregate maturities required on long-term debt are as follows:

   Year ending December 31:
    1995                                         $  856,875
    1996                                             33,493
    1997                                             34,767
    1998                                             22,379
    1999                                             12,857
    Later years                                      12,859
                                                ------------
                                                 $  973,230
                                                ============

NOTE 6. INCOME TAX MATTERS

The deferred tax assets and liabilities consist of the following components as of December 31, 1994:

   Deferred tax assets:
     Accrued vacations                             $   26,000
     Allowance for doubtful accounts                   18,000
     Allowance for obsolete inventory                  46,000
     Deferred gain on sale of property                 28,000
     Net operating loss carryovers                    640,000
                                                  ------------
                                                      758,000
     Less valuation allowance                         758,000
                                                  ------------
                                                   $     -
                                                  ============

The Company has recorded a valuation allowance of $758,000 on net deferred tax assets to reduce the total to an amount that management believes will be ultimately realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period the deductible temporary differences and carryforwards are expected to be available to reduce taxable income.

Net operating loss carryover for tax purposes as of December 31, 1994 have the following expiration dates:

  Expiration
    Date                                           Amount
 ------------                                  -------------
    2006                                        $   440,000
    2007                                            435,000
    2008                                            641,000
    2009                                          1,045,000
                                               -------------
                                                $ 2,561,000
                                               =============

CLAY HOLDING, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

Income tax expense (credits) for the year ended December 31, 1994 and 1993, consists of the following:

                                                     1994                  1993
                                                  --------------------------------
   Current                                         $  3,561              $   -
   Deferred                                            -                     -
                                                  --------------------------------
                                                   $  3,561              $    -
                                                  ================================

Reconciliation of income tax expense (credits) computed at the statutory federal income tax rate to the Company's income tax expense (credits) for the years ended December 31, 1994 and 1993 are as follows:

                                                     1994           1993
                                                 --------------------------
   Computed "expected" tax expense (credits):         $(494,526)     $(213,852)
     Increase (decrease) resulting from:
       Lower bracket rates                              141,300         61,100
       Deferred tax valuation allowance                 336,000        171,000
       State income taxes net of federal                  3,561           -
       Other                                             17,226        (18,248)
                                                     --------------------------
                                                      $   3,561      $    -
                                                     ==========================

NOTE 7. EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

In 1984, Clay Equipment Corporation established an ESOP which covers substantially all employees. The primary purpose of the ESOP was to enable Company employees to acquire all outstanding common stock of Clay Holding, Inc. The ESOP borrowed $2,475,000 from Clay Holding, Inc. to purchase 100% of its outstanding common stock. The note requires annual principal payments of $85,345, plus interest at 9%, until the debt is paid in full.
The Company thereby effectively obligated itself to contribute to the ESOP amounts sufficient to repay the loan. The future obligation of $1,723,871 has been reflected in the consolidated balance sheet as a reduction of stockholders' equity.

The Company has a commitment to purchase ESOP shares, owned by a retiring employee, at the fair value as determined by an independent appraiser as of the most recent fiscal year end. The Company's commitment to purchase such shares and the timing of the purchases is determined by the retiring employee in accordance with the ESOP provisions. The shares purchased for the years ended December 31, 1994 and 1993 were 1,684 and 4,168, respectively.

The contributions to the ESOP for the years ended December 31, 1994 and 1993 were $240,492 and $248,174, respectively. Of these contributions, $155,147 and $162,829, represented interest expense for the years ended December 31, 1994 and 1993, respectively. This interest expense is ultimately recorded by Clay Holding, Inc., as interest income, accordingly such amounts are eliminated in consolidation.

CLAY HOLDING, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

NOTE 8. 401(K) PLAN

The Company maintains a 401(k) defined contribution plan covering substantially all of its employees. The Plan provides for an annual employer contribution percentage match as determined by the Company's Board of Directors. For the years ended December 31, 1994 and 1993 there was no matching contributions by the Company.

NOTE 9. OPERATING LEASES

The Company leases a warehouse facility, certain equipment and autos under operating leases. Rent expense under the operating leases for the years ended December 31, 1994 and 1993 was approximately $78,100 and $40,500, respectively. Future rental payments for the years ending December 31 are approximately:

    1995                              $  83,000
    1996                                 65,000
    1997                                 42,000
    1998                                 30,000
    1999                                 12,000
                                     -----------
                                      $ 232,000
                                     ===========

NOTE 10. SALE AND LEASEBACK

During 1994, the Company sold one of its warehouse facilities for $149,786, net of selling expenses, realizing a gain of $125,958.
In connection with the sale, the Company entered into an agreement to lease back a portion of the building for an initial term of 5 years. The gain resulting from the sale has been recorded as deferred income and is being amortized over the lease term. Included as a deferred item in noncurrent liabilities is the unamortized balance of $111,263 at December 31, 1994. In connection with the sale, the Company has a note receivable with a December 31, 1994 balance of $142,443 from the buyer, bearing interest at 8%, due in monthly installments of $1,386 through June 2001, at which time the remaining principal shall be due.
Maturities of the note receivable are as follows:

    1995                                          $   5,429
    1996                                              5,880
    1997                                              6,368
    1998                                              6,896
    1999                                              7,469
    Later years                                     110,401
                                                 -----------
                                                  $ 142,443
                                                 ===========

CLAY HOLDING, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

NOTE 11. CLAY HOLDING, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Condensed Balance Sheet
December 31, 1994

ASSETS
- ------------------------------------------------------------------------------------------
   Cash and cash equivalents                                                  $     1,290
   Receivables from subsidiaries:
     Clay Enterprises, Inc.                                                        17,782
     Clay Equipment Corporation                                                 1,679,335
                                                                             -------------
                                                                              $ 1,698,407
                                                                             =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
   Deficit equity in subsidiaries:
     Clay Enterprises, Inc.                                                   $    17,707
     Clay Equipment Corporation                                                 1,624,841
                                                                             -------------
                                                                                1,642,548
                                                                             -------------

Stockholders' Equity
   Capital stock, common                                                        1,147,200
   Retained earnings                                                            1,161,903
                                                                             -------------
                                                                                2,309,103
   Less:
     Cost of common stock reacquired for the treasury                            (529,373)
     Employee stock ownership plan receivable                                  (1,723,871)
                                                                             -------------
                                                                                   55,859
                                                                             -------------
                                                                              $ 1,698,407
                                                                             =============

Condensed Statements of Income
Years Ended December 31, 1994 and 1993

                                                                              1994            1993
- ------------------------------------------------------------------------------------------------------
Interest income, Clay Equipment Corporation                               $    270,230     $  174,860
Equity in net (loss) of subsidiaries:
  Clay Enterprises, Inc.
  Clay Equipment Corporation                                                (1,686,893)      (785,787)
Other income (expenses)                                                            170            (78)
                                                                          ----------------------------
      Net (loss)                                                            (1,416,493)      (611,005)
                                                                          ============================

CLAY HOLDING, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------


NOTE 12. MANAGEMENT'S PLANS

The Company has incurred significant operating losses for the last two years and as of December 31, 1994, the Company's total equity was approximately $56,000. The Company is not in compliance with the covenants required by the loan agreements with its primary lender and the bank has refused to waive those violations. Further, the bank has refused to renew the Company's revolving line of credit agreement, which expired March 15, 1995. The bank has not formally demanded payment on these obligations.

With a limited amount of equity relative to its debt and substantial on-going operating losses, the Company needs to take action in order to remain viable. Those options include increasing sales, improving gross profits and reducing operating expenses in order to generate profit and cash flow, selling certain assets in order to generate sufficient cash to remain operating for an indefinite period of time, securing additional equity capital, or pursuing a possible sale of the business.

Management has determined that its most feasible option is pursuing the sale of the business. As mentioned in Note 13 of the Notes to Financial Statements, the Company has entered into an agreement to sell substantially all of the business assets of Clay Equipment Corporation (Clay Equipment) to Top Air Manufacturing, Inc. (Top Air) subject to approval by ESOP participants.

Management anticipates the sale to Top Air will be consummated by June 30, 1995. Should the sale not be consummated, management plans to seek other buyers. Management also plans to begin restructuring the Company's operations to restore profitability. These plans include discontinuing certain product lines with low margins and other product lines with low volumes. In addition, the Company would move to a more efficient manufacturing facility to improve gross profit margins, restructure its distribution system to reduce selling expenses, and attempt to reduce other operating expenses. Proceeds from the condemnation of its building, as discussed in Note 13, would be used to retire bank debt and management would seek to acquire new sources of financing.


NOTE 13. SUBSEQUENT EVENTS

Subsequent to December 31, 1994, the Company reached a tentative agreement with the City of Cedar Falls regarding condemnation of the Company's manufacturing facilities. The City will acquire Clay's existing facility through its power of eminent domain for construction of a new bridge and possible construction of a flood protection dike. Under the terms of the agreement, the City and Iowa Department of Transportation have offered a sum of $631,000 for Clay's land and building. The agreement is contingent upon an environmental study, the results of which must be satisfactory
to the City of Cedar Falls.   To the extent that clean-up or
other costs would be incurred, the price to be paid by the City may be reduced.

CLAY HOLDING, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------


In a related matter, the City of Cedar Falls has agreed to construct a new manufacturing facility for Clay within the City's industrial park. Under the terms of this agreement, the City will construct the new facility, at a cost of approximately $2,000,000, with a $1,600,000 grant from the Federal Economic Development Association and $400,000 in matching City funds. The City will lease the facility to Clay for an initial term of ten years with a five year renewal option. The lease agreement will require annual lease payments of approximately $200,000 and will contain a purchase option at the end of the 15 year lease.

On April 11, 1995 the Company entered into an agreement with Top Air under which Top Air will acquire substantially all of the business assets of Clay Equipment, including the proceeds from the condemnation aware discussed above, and assume certain liabilities, in exchange for Top Air common stock. The number of Top Air shares to be received will be equal to the lesser of (i) 750,000 and (ii) that number of shares having an aggregate market value as defined in the agreement of $1,000,000, in either case subject to increase by that number of shares having a market value equal to one-half the amount by which the award received by Clay Equipment in connection with the pending condemnation of its manufacturing facility (exclusive of relocation expenses) exceeds $500,000. It is also anticipated that, as a result of the sale, Clay Equipment will cease its business operations and be merged into its parent company.

The sale to Top Air will be dependent upon certain conditions, including approval of all of the Clay ESOP participants, Top Air's satisfaction with the physical, operating and financial condition of the assets and business of Clay, and agreement by appropriate government authorities of the condemnation award discussed above in an amount not less than $500,000.

                                ANNEX A
                                -------


                     IOWA BUSINESS CORPORATION ACT
                             DIVISION XIII
                          DISSENTERS' RIGHTS
                                PART A

      490.1301   DEFINITIONS FOR DIVISION XIII.--In this division:

      1. "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

      2. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

      3. "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 490.1302 and who exercises that right when and in the manner required by sections
490.1320 through 490.1328.

      4. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

      5. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

      6. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

      7. "Shareholder" means the record shareholder or the beneficial shareholder.

      490.1302 SHAREHOLDERS' RIGHT TO DISSENT.--1. A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

      a. Consummation of a plan of merger to which the corporation is a party if either of the following apply:

      (1)  Shareholder approval is required for the merger by
section 490.1103 or the articles of incorporation and the shareholder is entitled to vote on the merger.

      (2) The corporation is a subsidiary that is merged with its parent under section 490.1104.

      b. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

      c. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

      d. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it does any or all of the following:

      (1)  Alters or abolishes a preferential right of the shares.

      (2) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

      (3) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

      (4) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

      (5) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 490.604.

      (6) Extends, for the first time after being governed by this chapter, the period of duration of a corporation organized under chapter 491 or 496A and existing for a period of years on the day preceding the date the corporation is first governed by this chapter.

      e. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      2. A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter is not entitled to challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

      490.1303 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--1. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in that shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

      2. A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if the shareholder does both of the following:

      a. Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

      b. Does so with respect to all shares of which the shareholder is the beneficial shareholder or over which that beneficial shareholder has power to direct the vote.

                                PART B

      490.1320 NOTICE OF DISSENTERS' RIGHTS.--1. If proposed corporate action creating dissenters' rights under section 490.1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this part and be accompanied by a copy of this part.

      2.   If corporate action creating dissenters' rights under
section 490.1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 490.1322.

      490.1321 NOTICE OF INTENT TO DEMAND PAYMENT.--1. If proposed corporate action creating dissenters' rights under section 490.1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must do all of the following:

      a. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated.

      b. Not vote the dissenting shareholder's shares in favor of the proposed action.

      2. A shareholder who does not satisfy the requirements of subsection l, is not entitled to payment for the shareholder's shares under this part.

      490.1322 DISSENTERS' NOTICE.--1. If proposed corporate action creating dissenters' rights under section 490.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 490.1321.

      2. The dissenters' notice must be sent no later than ten days after the proposed corporate action is authorized at a shareholders' meeting, or, if the corporate action is taken without a vote of the shareholders, no later than ten days after the corporate action is taken, and must do all of the following:

      a. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited.

      b. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

      c. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date.

      d. Set a date by which the corporation must receive the payment demand, which date shall not be fewer than thirty nor more than sixty days after the date the dissenters' notice is delivered.

      e.   Be accompanied by a copy of this division.

      490.1323 DUTY TO DEMAND PAYMENT.--1. A shareholder sent a dissenter's notice described in section 490.1322 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to section 490.1322, subsection 2, paragraph "c", and deposit the shareholder's certificates in accordance with the terms of the notice.

      2. The shareholder who demands payment and deposits the shareholder's shares under subsection 1 retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

      3. A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this division.

      490.1324 SHARE RESTRICTIONS.--1. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section
490.1326.

      2. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

      490.1325 PAYMENT.--1. Except as provided in section 490.1327, at the time the proposed corporate action is taken, or upon receipt of a payment demand, whichever occurs later, the corporation shall pay each dissenter who complied with section
490.1323 the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

      2.   The payment must be accompanied by all of the following:

      a. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any.

      b. A statement of the corporation's estimate of the fair value of the shares.

      c.   An explanation of how the interest was calculated.

      d. A statement of the dissenter's right to demand payment under section 490.1328.

      e.   A copy of this division.

      490.1326 FAILURE TO TAKE ACTION.--1. If the corporation does not take the proposed action within sixty days after the date set for demanding payment and de positing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      2. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 490.1322 as if the corporate action was taken without a vote of the shareholders and repeat the payment demand procedure.

      490.1327 AFTER-ACQUIRED SHARES.--1. A corporation may elect to withhold payment required by section 490.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

      2. To the extent the corporation elects to withhold payment under subsection 1, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 490.1328.

      490.1328 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--1. A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under section 490.1325, or reject the corporation's offer under section 490.1327 and demand payment of the fair value of the dissenter's shares and interest due, if any of the following apply:

      a.   The dissenter believes that the amount paid under section
490.1325 or offered under section 490.1327 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated.

      b.   The corporation fails to make payment under section
490.1325 within sixty days after the date set for demanding payment.

      c. The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

      2. A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection 1 within thirty days after the corporation made or offered payment for the dissenter's shares.

                                PART C

      490.1330   COURT ACTION.--1.  If a demand for payment under
section 490.1328 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. if the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      2. The corporation shall commence the proceeding in the district court of the county where a corporation's principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      3. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      5. Each dissenter made a party to the proceeding is entitled to judgment for either of the following:

      a. The amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation.

      b. The fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 490.1327.

      490.1331 COURT COSTS AND COUNSEL FEES.--1. The court in an appraisal proceeding commenced under section 490.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 490.1328.

      2. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, for either of the following:

      a. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 490.1320 through 490.1328.

      b. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

      3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Iowa Business Corporation Act ("IBCA") provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity, the person reasonably believed such conduct was in the corporation's best interests; (c) in all other cases, such person reasonably believed that such conduct was not opposed to the best interests of the corporation; and (d) in the case of any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the IBCA provides that no indemnification may be made if the director was judged liable to the corporation. The IBCA also provides that in connection with any proceeding charging personal benefit to a director no indemnification may be made if such director was adjudged liable on the basis that personal benefit was improperly received by the director. The termination of a proceeding by judgment, order, settlement conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described above. Any indemnification under the IBCA in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. Notwithstanding the foregoing, the IBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses, if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonable entitled to indemnification, notwithstanding the fact that (i) he breached the standard of conduct required of him; or (ii) he (a) was adjudged liable to the corporation in a proceeding by or in right of the corporation or (b) he was adjudged liable on the basis that personal benefit was improperly received by him; provided that if he was so judged liable his indemnification is limited to reasonable expenses incurred.

      The Amended and Restated Articles of Incorporation of the Registrant permit the Registrant to indemnify directors of the Registrant to the fullest extent permitted by law and authorizes the Registrant, by action of its board of directors, to provide indemnification to such of the officers, employees and agents of the Registrant to such extent and to such effect as the board of directors determines to be appropriate and authorized by applicable law.

      The bylaws of the corporation provide for mandatory indemnification of each individual who is or was a director of the Registrant to the fullest extent permitted by applicable law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a)  Exhibits.

           See Exhibit Index.

      (b)  Financial Statement Schedules.

           None

ITEM 22.  UNDERTAKINGS

      (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Top Air pursuant to the foregoing provisions, or otherwise, Top Air has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Top Air of expenses incurred or paid by a director, officer or controlling person of Top Air in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Top Air will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (2) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                              SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parkersburg, State of Iowa, on May 5, 1995.

                            TOP AIR MANUFACTURING, INC.

                            By: /s/ Steven R. Lind
                                -----------------------------------------
                                   Steven R. Lind
                                   President and Chief Executive Officer

                           POWER OF ATTORNEY

      Each person whose signature appears below hereby severally constitutes and appoints STEVEN R. LIND and S. LEE KLING or either of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-4, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

           Signature                        Title                           Date
           ---------                        -----                           ----
  /s/ S. Lee Kling              Director and Chairman of the Board     May 5, 1995
- -----------------------------
      S. Lee Kling

  /s/ Steven R. Lind            Director, President and Chief          May 5, 1995
- -----------------------------   Executive Officer
      Steven R. Lind            (principal executive officer)

  /s/ Steven F. Bahlmann        Secretary and Treasurer                May 5, 1995
- -----------------------------   (principal financial officer)
      Steven F. Bahlmann

  /s/ Wayne C. Dudley           Director                               May 5, 1995
- -----------------------------
      Wayne C. Dudley

  /s/ Dennis W. Dudley          Director                               May 5, 1995
- -----------------------------
      Dennis W. Dudley

  /s/ Franklin A. Jacobs        Director                               May 5, 1995
- -----------------------------
      Franklin A. Jacobs

                                Director                              May --, 1995
- -----------------------------
      Robert S. Freeman

                                Director                              May --, 1995
- -----------------------------
      Sanford W. Weiss

                             EXHIBIT INDEX

Exhibit
Number                        Description
- -------                       -----------
 <F*>3(a)        Amended and restated Articles of Incorporation of
                 the Registrant, filed as Exhibit 3(c) to Top Air's
                 Annual Report on Form 10-K for fiscal year 1991
                 (the "1991 Form 10-K").

 <F*>3(b)        Amended and Restated By-laws of the Registrant,
                 filed as Exhibit 3(d) to the 1991 Form 10-K.

 <F*>3(c)        Amendments to the Amended and Restated By-laws,
                 effective October 21, 1992, filed as Exhibit 3(c) to Top Air's Annual Report on Form 10-KSB for fiscal year 1993 (the "1993 Form 10-KSB").

 <F*>4(a)        Promissory note dated September 28, 1990, between
                 Top Air and Merchants National Bank, filed as
                 Exhibit 4(a) to the 1991 Form 10-K.

 <F*>4(b)        Variable balance promissory note dated October 1,
                 1993, between Top Air and Firstar Bank Cedar
                 Rapids, N.A.

 <F*>4(c)        Credit and Security Agreement originally dated
                 November 10, 1989, between Top Air and Merchants
                 National Bank, filed as Exhibit 4(c) to the 1991
                 Form 10-K.

 <F*>4(d)        Amendment to Note between Top Air and Firstar Bank
                 Cedar Rapids, N.A., dated January 28, 1992, filed as Exhibit 4(d) to Top Air's Annual Report on Form
                 10-K for fiscal year 1992 (the "1992 Form 10-K").

 <F*>4(e)        Sixth Amendment to Credit and Security Agreement
                 between Top Air and Firstar Bank Cedar Rapids,
                 N.A., dated October 1, 1993.

     5           Opinion of Gallop, Johnson & Neuman, L.C.

     8(a)        Opinion of Simmons, Perrine, Albright & Ellwood,
                 P.L.C., special counsel to Clay Holding, regarding the termination of the ESOP and the distribution by the ESOP of the Top Air Shares and other assets to the ESOP Participants.

 <F*>9           Amended and Restated Voting Trust Agreement by and
                 among Robert J. Freeman and Dennis W. Dudley and their successors, dated September 15, 1992, filed as Exhibit 9 to the 1993 Form 10-KSB.

<F*>10(a)        Land contract between Top Air and Wayne C. Dudley
                 dated December 20, 1988, filed as Exhibit D to Top
                 Air's Annual Report on Form 10-K for fiscal year
                 1989 (the "1989 Form 10-K").

<F*>10(b)        Promissory note dated January 1, 1991, between Top
                 Air and Wayne C. Dudley (the "Dudley Note"), filed
                 as Exhibit 10(b) to the 1991 Form 10-K.



<F*>10(c)        Letter amendment, dated August 5, 1994, to the
                 Dudley Note, filed as Exhibit 10(c) to Top Air's
                 Annual Report on Form 10-KSB for fiscal year 1994
                 (the "1994 Form 10-KSB").

<F*>10(d)        1993 Stock Option Plan adopted by the Board of
                 Directors November 6, 1992, filed as Exhibit 10(c)
                 to Top Air's 1993 Form 10-KSB.

<F*>10(e)        Summary Plan description for 401(k) plan adopted by
                 the Top Air Board on October 22, 1991, filed as
                 Exhibit 28(b) to the 1992 Form 10-K.

    10(f)        Commitment letter of Norwest Bank Iowa, N.A. to Top
                 Air dated February 28, 1995.

    10(g) Asset Purchase Agreement dated as of April 11, 1995 among Clay Equipment Corporation, Clay Holding,
                 Inc., and Top Air Manufacturing, Inc.

    10(h)        Amendment to Purchase Agreement dated as of May 5,
                 1995.

    10(i)        Lease Agreement between the City of Cedar Falls,
                 Iowa and Clay Equipment Corporation (to be assigned to Top Air) regarding the construction of the New
                 Facility and the lease thereof to Clay Equipment.

    10(j)        Form of Escrow Agreement with respect to the Hold-
                 Back Stock.

<F*>11           Statement re computation of per share earnings.

    23(a) Consent of McGladrey & Pullen, LLP, independent auditors, with respect to the Top Air audited financial statements.

    23(b) Consent of McGladrey & Pullen, LLP, independent auditors, with respect to the Clay Holding audited consolidated financial statements.

    23(c) Consent of Gallop, Johnson & Neuman, L.C. (included in Exhibit 5).

    23(d)        Consent of Simmons, Perrine, Albright & Ellwood,
                 P.L.C., included in Exhibit 8(a)).

    24           Power of Attorney (set forth on signature page).

    99(a)        Form of Notice of Clay Holding Special Meeting.

    99(b) Form of letter to shareholders of Clay Holding to accompany Prospectus/Information Statement.

- -------------------------------

<F*> Incorporated by reference to the indicated documents, or parts thereof, previously filed with the Commission.
